Exhibit 2

Asian Infrastructure Investment Bank

Auditor’s Report and Financial Statements

for the Year Ended Dec. 31, 2024

Contents

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting

Auditor’s Report Regarding the Management’s Assessment of Effectiveness of Internal Control over Financial Reporting

Auditor’s Report Regarding the Financial Statements

Financial Statements

Statement of Comprehensive Income		1
Statement of Financial Position		2
Statement of Changes in Equity		3
Statement of Cash Flows		4
Notes to the Financial Statements		5-86
A.	General Information	5
B.	Accounting Policies	6-18
C.	Disclosure Notes	19-44
D.	Financial Risk Management	45-81
E.	Fair Value Disclosures	82-86

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting for the year ended Dec. 31, 2024

Responsibility for Financial Reporting

Management’s responsibility

Management’s report regarding the effectiveness of internal control over financial reporting

The Management of the Asian Infrastructure Investment Bank (the Bank) is responsible for the preparation, integrity, and fair presentation of its published financial statements and associated disclosures for the year ended Dec. 31, 2024. The financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

The financial statements have been audited by an independent audit firm, which has been given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and committees of the Board. Management believes that all representations made to the external auditor during its audit were valid and appropriate. The external auditor’s report accompanies the audited financial statements.

Management is responsible for establishing, implementing and maintaining effective internal control over financial reporting for financial presentation and measurement in conformity with IFRS Accounting Standards. The system of internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified. Management believes that internal control over financial reporting – which are subject to scrutiny and testing by Management and are revised, as considered necessary, taking account of any related internal audit recommendations – support the integrity and reliability of the financial statements.

However, even an effective internal control system, has inherent limitations, including the possibility of human error and the circumvention of overriding controls. Therefore it can only provide reasonable assurance with respect to the preparation of financial statements. Furthermore, the effectiveness of an internal control system can change with circumstances, such as changes in business and operating environment, including the increased relevance of technology and considerations on outsourcing of functions/systems/platforms.

The Bank’s Board of Directors has appointed an Audit and Risk Committee, which assists the Board in its responsibility to ensure the soundness of the Bank’s accounting practices and the effective implementation of the internal control that Management has established relating to finance and accounting matters. The Audit and Risk Committee comprises members of the Board of Directors and external members. The Audit and Risk Committee meets periodically with Management to review and monitor the financial, accounting and auditing procedures of the Bank and its financial reports, and reviews the scope of work and the effectiveness of the internal audit function and internal control system. The external auditor and the internal auditor regularly meet with the Audit and Risk Committee, to discuss the adequacy of internal control over financial reporting and any other matters that they believe should be brought to the attention of the Audit and Risk Committee.

The Bank’s assessment of the effectiveness of internal control over financial reporting as at Dec. 31, 2024 was based on the criteria established in the Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management asserts as at Dec. 31, 2024, the Bank maintained effective internal control over its financial reporting as set out in the financial statements for the year ended Dec. 31, 2024.

I

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting for the year ended Dec. 31, 2024

The Bank’s external auditor has provided an audit opinion on the fair presentation of the financial statements for the year ended Dec. 31, 2024. In addition, it has issued an attestation report on Management’s assessment of the Bank’s internal control over financial reporting as at Dec. 31, 2024.

Asian Infrastructure Investment Bank

Beijing

March 26, 2025

/s/ Jin Liqun	/s/ Andrew Cross
Mr. Jin Liqun	Mr. Andrew Cross
President	Chief Financial Officer

/s/ Hui Fong Lee
Ms. Hui Fong Lee
Controller

II

Independent Auditor’s Assurance Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

We have been engaged to perform a reasonable assurance engagement on the accompanying management’s assessment that the Asian Infrastructure Investment Bank (AIIB or the Bank) maintained effective internal control over financial reporting as at December 31, 2024.

AIIB’s Responsibilities

AIIB is responsible for the preparation of the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2024 in accordance with the criteria established in the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) . This responsibility includes designing, implementing and maintaining internal control as AIIB determines are necessary to enable the preparation of management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2024.

Our Independence and Quality Management

We have complied with the independence and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies International Standard on Quality Management 1, which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

PricewaterhouseCoopers, 22/F Prince’s Building, Central, Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Auditor’s Responsibilities

It is our responsibility to express an opinion on the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2024 based on our work performed.

We conducted our work in accordance with International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”. This standard requires that we plan and perform our work to form the opinion.

A reasonable assurance engagement involves performing procedures to obtain sufficient appropriate evidence as to whether the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2024 is properly prepared, in all material respects, in accordance with “Internal Control – Integrated Framework” (2013) issued by COSO. The extent of procedures selected depends on the auditor’s judgment and our assessment of the engagement risk. Within the scope of our work we performed amongst others the following procedures: planning and performing the engagement to obtain evidence to support our assurance opinion; forming an independent opinion, based on the procedures we have performed and the evidence we have obtained; and reporting our conclusion to the Board of Governors of the Bank.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Inherent Limitation

We draw attention to the fact that because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2024 is properly prepared, in all material respects, in accordance with “Internal Control- Integrated Framework” (2013) issued by COSO.

- II -

Purpose and Restriction on Use

We draw attention to the fact that the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2024 was prepared for reporting on management’s assertion with regards to the effectiveness of the Bank’s internal controls over financial reporting using “Internal Control – Integrated Framework” (2013) issued by COSO designed for this purpose. As a result, the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2024 may not be suitable for another purpose. This report is intended solely for the Board of Governors of AIIB in connection with reporting on management’s assertion with regards to the effectiveness of the Bank’s internal controls over financial reporting and should not be used for any other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Our opinion is not modified in respect of this matter.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 26, 2025

- III -

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

Opinion

What we have audited

The financial statements of Asian Infrastructure Investment Bank (the “Bank”), which are set out on pages 1 to 86, comprise:

•	the statement of comprehensive income for the year ended December 31, 2024;

•	the statement of financial position as at December 31, 2024;

•	the statement of changes in equity for the year ended December 31, 2024;

•	the statement of cash flows for the year ended December 31, 2024; and

•	the notes to the financial statements, comprising material accounting policies and other explanatory information.

Our opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2024, and its financial performance and its cash flows for the year then ended in accordance with IFRS Accounting Standards.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (“IESBA Code”), and we have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

PricewaterhouseCoopers, 22/F Prince’s Building, Central, Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matters identified in our audit are summarised as follows:

•	Measurement of expected credit losses (ECL) for loan and debt securities measured at amortized cost and loan commitments

•	Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses for loan and debt securities measured at amortized cost and loan commitments

Refer to Note B3.3.6 to the financial statements “Impairment of financial instruments” in the accounting policies, Note B5.1 “Impairment losses on financial instruments” in the critical accounting estimates and judgments in applying accounting policies, Note C4 “Impairment provision”, Note C8 “Loan investments, loan commitments. and related ECL allowance”, Note C9 “Debt securities at amortized cost”, and Note D3 “Credit and other investment risks”.

As at December 31, 2024, the gross amount of loan investments, loan commitments and debt securities of the Bank were USD26,835.34 million, USD13,005.44 million, and USD11,767.47 million, respectively. An Expected Credit Loss (ECL) allowance of USD 198.71 million was recognized resulting in a net recorded amount of loan investments and loan commitments of USD26,637.07 million and USD13,005.01 million, respectively.

We understood, evaluated and tested the design and operational effectiveness of the internal control relating to the measurement of ECLs for loan investments and debt securities measured at amortized cost and loan commitments. These internal control primarily included:

•   Governance over ECL models, including the selection, approval and application of modelling methodology; and the internal control relating to the ongoing monitoring and updates to the model;

•   internal control relating to significant management judgments and assumptions including the review and approval of portfolio segmentation, parameter determination, internal credit rating and any subsequent changes, identification of significant increases in credit risk or credit-impaired loans and debt securities, and forward-looking measurement;

•   Internal control over completeness of key inputs, review and approval of ECL outcomes, the activities of the service organization as well as the controls maintained by service organization.

- II -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses for loan and debt securities measured at amortized cost and loan commitments (Cont’d)

An Expected Credit Loss allowance of USD18.98 million was recognized resulting in a net carrying amount of debt securities of USD11,748.49 million. For the year ended December 31, 2024, the impairment provisions released on loan investments measured at amortized cost and loan commitments were USD60.08 million, the impairment provisions charged on debt securities measured at amortized cost was USD4.00 million. The allowance of ECLs for loan and debt securities measured at amortized cost and loan commitments represent management’s best estimates at the balance sheet date applying the ECL models under International Financial Reporting Standard 9: Financial Instruments (IFRS 9).

The Bank periodically evaluates the performance of expected credit loss models and the appropriateness of critical inputs and assumptions in the expected credit loss models.

The Bank assesses whether the credit risk of loan investments and debt securities measured at amortized cost and loan commitments have increased significantly since their initial recognition, and applies a three-stage impairment model to calculate their ECL. Management assesses loss allowances using the risk parameter modelling approach which incorporates key parameters, including the probability of default, loss given default, exposure at default, and discount rates.

The substantive procedures we performed, with the assistance of our specialists, primarily included:

•   We reviewed the modelling methodologies and its application in the determination of ECL;

•   We assessed the reasonableness of the portfolio segmentation, parameter determination, and significant judgments and assumptions in relation to the models;

•   We tested data inputs to the ECL models on a sample basis, including historical data and data at the measurement date, to assess their accuracy and completeness;

•   We selected samples, in consideration of the financial information and non-financial information of the borrowers, relevant external evidence and other factors, to assess the appropriateness of management’s assessment of significant increases in credit risk and credit-impaired loans and debt securities if any;

- III -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses for loan and debt securities measured at amortized cost and loan commitments (Cont’d)

The estimation of ECL involves significant management judgments and assumptions, mainly comprising the following:

(1) Segmentation of loan investments and debt securities measured at amortized cost and loan commitments sharing similar credit risk characteristics and determination of relevant key measurement parameters, including internal credit rating;

(2) Selection of criteria for determining whether or not there was a significant increase in credit risk, and whether the financial asset was credit impaired;

(3) Use of economic variables for forward-looking measurements, and the application of economic scenarios and weightings; and

The Bank has established governance processes and controls for the measurement of ECL.

For measuring ECL, the Bank has adopted complex models, employed numerous parameters and data inputs, and applied significant management judgments and assumptions. In addition, the amount of loan investments and debt securities measured at amortized cost and loan commitments are material to the Bank, and the loss allowance and associated impairment loss are important to users of the financial statements. In view of these reasons, we identified this as a key audit matter.

•   For forward-looking measurements, we tested management’s selection of economic variables, economic scenarios and weightings on a sample basis; assessed the reasonableness of the economic indicators used, and performed sensitivity analyses in weightings of economic scenarios;

•   We independently recalculated the ECL outputs on a sample basis; and

•   For ECL overlay of loan investments measured at amortised cost, we understood management’s assumptions used as well as underlying data to test the reasonableness and to perform the recalculation.

Our audit work also included assessing the appropriateness of disclosures relevant to ECL provided in the related notes to the financial statements.

Based on our procedures performed, the models, key parameters, significant judgments and assumptions adopted by management, the measurement results and the relevant disclosures were considered acceptable.

- IV -

Key Audit Matter	How our audit addressed the Key Audit Matter

Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

Refer to Note B3.3.7 to the financial statements “Determination of fair value” in the accounting policies, Note B5.2 “Measurement of fair value” in the critical accounting estimates and judgments in applying accounting policies, Note C3 “Net gain on financial instruments measured at fair value and foreign exchange”, Note C6 “Cash, cash equivalent, and deposits with banks”, Note C7 “Investments at fair value through profit or loss”, Note C12 “Borrowings”, Note C13 “Derivatives” and Note E “Fair Value Disclosures”.

As at December 31, 2024, the Bank holds financial assets and financial liabilities (including derivatives) measured at fair value classified as level 2 of USD 2,750.16 million, and USD 32,773.45 million, respectively. Financial assets measured at fair value classified as level 3 totalled USD 1,255.46 million with no level 3 financial liabilities.

Such financial instruments, measured at fair value, are valued based on a combination of market data and valuation models and are grouped into different levels on the basis of observability of inputs used in the fair value measurement.

Financial instruments where no active market or no market price is available are valued at the market prices or by using valuation models based on observable market data. These financial instruments are categorised as level 2 in the IFRS fair value valuation hierarchy.

The Bank also has financial assets for which the fair value measurement has been determined using valuation models where the inputs are unobservable. These financial instruments are categorised as level 3 in the IFRS fair value valuation hierarchy. Management determines the fair value of these financial assets using a variety of techniques. The valuation methods involve inputs from various unobservable inputs such as cash flow and risk-adjusted discount rate.

We understood, evaluated and tested the design and operational effectiveness of key internal control over measurement of the valuation of financial instruments classified as level 2 and level 3. These controls primarily included:

•   Governance over valuation methodologies, including the selection, approval and application of valuation models; and the internal control relating to the ongoing monitoring and updates to the methodologies and models;

•   Internal control relating to significant management judgments and assumptions including the review and approval of parameter determination and any subsequent changes; and

•   Internal control over general IT controls and operational aspects of data input selection and valuation models, including access controls, accuracy and completeness of key inputs and review and approval of valuation outcomes.

The substantive procedures we performed, with the assistance of our internal valuation specialists, primarily included:

•   We reviewed the valuation methodologies, and assessed the reasonableness of the significant assumptions and models used by the Bank;

•   We independently verified valuation parameters and data inputs on a sample basis; and

•   We performed independent valuation on a sample basis for various types of financial instruments across the entire fair value hierarchy of financial assets and liabilities and compared with the Bank’s valuation records.

- V -

Key Audit Matter	How our audit addressed the Key Audit Matter

Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

The Bank has established governance processes and controls for the measurement of fair value.

We consider that financial instruments classified as level 2 and level 3 in the fair value hierarchy were a key element of the audit because of the materiality of the exposure and the use of judgment in determining fair value. In view of these reasons, we identified this as a key audit matter.

Our audit work also included assessing the appropriateness of disclosures relevant to valuation of financial instruments measured at fair value provided in the related notes to the financial statements.

Based on our procedures performed, the methodologies, assumptions and models adopted by management, the measurement results and the relevant disclosures were considered acceptable.

- VI -

Other Information

Management is responsible for the other information. The other information comprises all of the information included in the 2024 Annual Report of the Bank (the “annual report”) (but does not include the financial statements and our auditor’s report thereon), which is expected to be made available to us after the date of this auditor’s report.

Our opinion on the financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the other information to be included in the annual report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance and take appropriate action considering our legal rights and obligations.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intend to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

- VII -

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

- VIII -

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosures about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Yuen Kwok Sun.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 26, 2025

- IX -

Asian Infrastructure Investment Bank

Statement of Comprehensive Income

For the year ended Dec. 31, 2024

In thousands of US Dollars	Note	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023

Interest income	C1	2,227,473	1,870,475
Interest expense	C1	(1,140,775)	(794,231)

Net interest income		1,086,698	1,076,244

Net fee and commission income	C2	42,961	33,523
Net gain on financial instruments measured at fair value and foreign exchange	C3	227,576	148,745
Net loss on financial instruments measured at amortized cost	C9	(181)	(4,492)
Impairment provision	C4	55,840	10,295
General and administrative expenses	C5	(264,880)	(233,669)
Operating profit for the year		1,148,014	1,030,646

Accretion of paid-in capital receivables	C10	666	1,274
Net profit for the year		1,148,680	1,031,920

Other comprehensive income
Items will not be reclassified to profit or loss
Unrealized loss in fair-valued borrowings arising from changes in own credit risk	C12	(142,012)	(61,288)
Total comprehensive income		1,006,668	970,632
Attributable to:
Equity holders of the Bank		1,006,668	970,632

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Financial Position

As at Dec. 31, 2024

In thousands of US Dollars	Note	Dec. 31, 2024	Dec. 31, 2023

Assets
Cash and cash equivalents	C6	1,922,539	1,839,122
Term deposits	C6	462,012	3,108,817
Investment at fair value through profit or loss	C7	14,538,941	16,635,658
Loan investments, at amortized cost	C8	26,637,065	21,969,382
Debt securities, at amortized cost	C9	11,748,489	8,266,365
Paid-in capital receivables	C10	234,336	262,637
Derivative assets	C13	832,061	616,242
Property and equipment		5,592	5,573
Intangible assets		6,776	6,208
Other assets	C11	728,631	1,082,969

Total assets		57,116,442	53,792,973

Liabilities
Borrowings	C12	32,953,799	30,528,131
Derivative liabilities	C13	1,175,585	1,582,026
Prepaid paid-in capital		669	200
Other liabilities	C14	528,854	233,759
Total liabilities		34,658,907	32,344,116

Members’ equity
Paid-in capital	C15	19,407,500	19,405,400
Reserves
Accretion of paid-in capital receivables		(418)	(994)
Unrealized loss in fair-valued borrowings arising from changes in own credit risk		(193,752)	(51,740)
Retained earnings		3,244,205	2,096,191

Total members’ equity		22,457,535	21,448,857

Total liabilities and members’ equity		57,116,442	53,792,973

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Changes in Equity

For the year ended Dec. 31, 2024

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized loss in fair valued borrowings arising from changes in own credit risk	Retained earnings	Total member’s equity
Jan. 1, 2023		96,964,700	(77,571,800)	19,392,900	(2,268)	9,548	1,065,545	20,465,725
Capital subscription and contribution		62,600	(50,100)	12,500	—	—	—	12,500
Net profit for the year		—	—	—	—	—	1,031,920	1,031,920
Other comprehensive loss		—	—	—	—	(61,288)	—	(61,288)
Paid-in capital receivables - accretion effect		—	—	—	—	—	—	—
Transfer of accretion	C10	—	—	—	1,274	—	(1,274)	—
Dec. 31, 2023	C15	97,027,300	(77,621,900)	19,405,400	(994)	(51,740)	2,096,191	21,448,857
Jan. 1, 2024		97,027,300	(77,621,900)	19,405,400	(994)	(51,740)	2,096,191	21,448,857
Capital subscription and contribution		10,500	(8,400)	2,100	—	—	—	2,100
Net profit for the year		—	—	—	—	—	1,148,680	1,148,680
Other comprehensive loss		—	—	—	—	(142,012)	—	(142,012)
Paid-in capital receivables - accretion effect		—	—	—	(90)	—	—	(90)
Transfer of accretion	C10	—	—	—	666	—	(666)	—
Dec. 31, 2024	C15	97,037,800	(77,630,300)	19,407,500	(418)	(193,752)	3,244,205	22,457,535

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Cash Flows

For the year ended Dec. 31, 2024

In thousands of US Dollars	Note	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023

Cash flows from operating activities
Net profit for the year		1,148,680	1,031,920
Adjustments for:
Interest income from term deposits		(118,539)	(285,410)
Interest expense for borrowings	C12	1,149,257	789,961
Interest expense for leasing	C1	25	23
Issuance cost for borrowings	C5	9,047	9,169
Accretion of paid-in capital receivables	C10	(666)	(1,274)
Net gain on financial instruments measured at fair value through profit or loss		(436,580)	(91,654)
Impairment provision release	C4	(55,840)	(10,295)
Depreciation and amortization		4,253	3,280
Increase in loan investments	C8	(4,607,191)	(4,315,497)
Decrease/(increase) in debt securities in investment operations portfolio		7,182	(409,291)
Net cash paid for derivatives		(906,212)	(833,444)
Decrease in other assets		354,242	828,218
Increase in other liabilities		294,854	52,011

Net cash used in operating activities		(3,157,488)	(3,232,283)

Cash flows from investing activities
Increase in investment with equity participation		(326,577)	(324,318)
Dividends received and return of capital contributions		127,944	50,460
Debt securities at amortized cost purchased in treasury investment portfolio		(3,511,904)	(3,549,513)
Debt securities at amortized cost matured, terminated or sold under treasury investment portfolio		36,386	—
Decrease/(increase) in other treasury investment		2,803,281	(2,570,371)
Decrease in term deposits		2,620,000	3,530,000
Interest received from term deposits		145,344	315,598
Increase in intangible assets, property and equipment		(4,744)	(2,871)

Net cash from/(used in) investing activities		1,889,730	(2,551,015)

Cash flows from financing activities
Proceeds from borrowings, net	C12	14,047,018	13,184,003
Repayments of borrowings	C12	(11,655,017)	(8,111,728)
Interest payments on borrowings	C12	(1,071,831)	(583,347)
Capital contributions received	C10	30,777	55,999
Prepaid paid-in capital received		669	200
Lease payments		(441)	(63)

Net cash from financing activities		1,351,175	4,545,064

Net cash increase/(decrease) in cash and cash equivalents		83,417	(1,238,234)

Cash and cash equivalents at beginning of year		1,839,122	3,077,356

Cash and cash equivalents at end of year	C6	1,922,539	1,839,122

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

For the year ended Dec. 31, 2024, AIIB approved one new membership application. As at Dec. 31, 2024, the Bank’s total approved membership is 110 of which 98 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

The Bank’s first overseas office, an Interim Operational Hub (the “Hub”), was established in Abu Dhabi, the United Arab Emirates, upon the government of the United Arab Emirates (the “UAE”) and the Bank signing an agreement regarding the establishment of an office in the UAE on April 19, 2023. The Hub provides proximity to global financial centers and connectivity with the international infrastructure ecosystem which is important in maintaining AIIB’s growth momentum.

These financial statements were signed by the President, the Chief Financial Officer, and the Controller on March 26, 2025.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B1	Basis of preparation

These financial statements for the Bank have been prepared in accordance with the IFRS Accounting Standards issued by the International Accounting Standards Board (“IASB”). According to the By-Laws of AIIB, the financial year of the Bank begins on Jan.1 and ends on Dec. 31 of each year.

The Bank has adopted all of the IFRS Accounting Standards and interpretations effective for annual periods beginning on Jan. 1, 2024.

The financial statements have been prepared under the historical cost convention, except for those financial instruments measured at fair value.

The preparation of financial statements in conformity with IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where judgments or estimates are significant to the financial statements are disclosed in Note B4. The financial statements have been prepared on a going concern basis.

B2	New accounting pronouncements

In April 2024, the IASB issued IFRS 18 Presentation and Disclosure in Financial Statements, effective for annual reporting periods beginning on or after Jan.1, 2027. The new standard aims to give users of financial statements more transparent and comparable information about an entity’s financial performance. The Bank is undertaking assessments of the potential impact of the new standard and amendments to the standards.

In addition to IFRS 18, the IASB issued amendments to IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures in May 2024, effective for annual reporting periods beginning on, or after, Jan.1, 2026. The amendments provide further clarification regarding the classification and measurement of financial assets and liabilities. The Bank does not expect these amendments to have a material impact on its operations or financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3	Summary of material accounting policies

B3.1	Functional currency and foreign currency transactions

The functional currency of the Bank and the presentation currency of the Bank are United States Dollar (“USD” or “US Dollar”).

Foreign currency transactions are initially translated into USD using exchange rates prevailing at the dates of the related transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss during the period in which they arise.

Foreign exchange gain or losses arising on financial assets and liabilities denominated in foreign currencies have been presented together with net gain or losses derived from associated derivative instruments in the Statement of Comprehensive Income, to provide reliable and more relevant information about the effects of foreign currency transactions.

B3.2	Cash and cash equivalents

Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Deposits with initial maturity of three months or less, certain certificates of deposit, money market funds, commercial papers and other short-term investments which are considered highly liquid and with high credit quality, are classified as cash and cash equivalents. An investment normally qualifies as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.

B3.3	Financial instruments

B3.3.1	Financial assets

The Bank’s financial assets are classified into three categories:

(a)	Amortized cost,
(b)	Fair value through other comprehensive income (“FVOCI”), or
(c)	Fair value through profit or loss (“FVPL”).

The basis of classification depends on the relevant business model and the contractual cash flow characteristics of the underlying financial asset.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.1	Financial assets (Continued)

(a)	Classification of financial assets at amortized cost

The Bank classifies its financial assets at amortized cost only if both of the following criteria are met:

(i)	The financial asset is held within a business model having the objective of collecting the contractual cash flows; and
(ii)	The contractual terms give rise, on specified dates, to cash flows that are solely payments of principal or interest on the principal outstanding.

The Bank applies the effective interest method to the amortized cost of a financial asset.

(b)	Classification of financial assets at FVOCI

Financial assets at FVOCI comprise:

(i)

Financial assets having contractual cash flows which reflect solely payments of principal and interest on outstanding principal, and for which the objective of the related business model is achieved both by collecting contractual cash flows and selling financial assets, and

(ii)

Investments in equity instruments which are neither held for trading nor contingent consideration, and for which the Bank has made an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income (“OCI”) rather than profit or loss.

For (i) above, interest is calculated using the effective interest method and recognized in profit or loss. Except for gains or losses from impairment and foreign exchange, the financial asset is measured at FVOCI. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss.

For (ii) above, the accumulated fair value changes in OCI will not be reclassified to profit or loss in the future. Dividends on such investments are recognized in profit or loss, unless the dividend clearly represents a recovery of part of the cost of the investment.

(c)	Classification of financial assets at FVPL

The Bank classifies the following financial assets at FVPL:

(i)	Financial assets that do not qualify for measurement at either amortized cost or FVOCI;
(ii)

Financial assets that are designated at initial recognition at FVPL irrevocably, when such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise;

(iii)	Investments in equity instruments that are held for trading; and
(iv)	Investments in equity instruments for which the Bank has not elected to recognize fair value gains or losses through OCI.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.2	Financial liabilities

The Bank’s financial liabilities are classified as either financial liabilities through FVPL or other financial liabilities, carried at amortized cost.

(a)	Classification of financial liabilities at FVPL

Financial liabilities at FVPL have two subcategories, financial liabilities held for trading and those designated as FVPL on initial recognition.

Financial liabilities can be designated at FVPL when one of the following criteria is met:

(i)	Eliminates or significantly reduces an accounting mismatch which would otherwise arise;
(ii)	A group of financial liabilities are managed, and their performance is evaluated on fair value basis, in accordance with a documented risk management strategy; or
(iii)	The financial liability contains one or more embedded derivatives which significantly modify the cash flows otherwise required.

The amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability shall be presented in OCI. The remaining amount of change in the fair value of the liability shall be presented in profit or loss.

(b)	Other financial liabilities

Other financial liabilities are measured at amortized cost, using the effective interest method. The interest expenses are recognized in profit or loss.

B3.3.3	Derivatives

The Bank measures derivatives at fair value, with all changes in fair value recognized in the Statement of Comprehensive Income. The Bank recognizes all of its contractual rights and obligations under derivatives in the Statement of Financial Position as assets and liabilities, respectively.

The Bank uses derivative instruments primarily for asset and liability management. The Bank has elected not to designate any hedging relationships for accounting purposes.

B3.3.4	Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.4	Equity instruments (Continued)

A puttable financial instrument includes a contractual obligation for the issuer to repurchase or redeem that instrument for cash or another financial asset on exercise of the put. The puttable instrument that includes such an obligation is classified as an equity instrument when meeting all the generally required features being most subordinate class of shares with identical features and all have the same rights on liquidation.

B3.3.5	Financial guarantee contracts

Financial guarantee contracts are contracts that require the issuer to make specified payments to reimburse the holder for a loss it incurred because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument. Issued financial guarantee contracts are initially recognized at fair value, and subsequently measured at the higher of the amount of the loss allowance determined under IFRS 9, and the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15. Guarantee fees are recognized as fee income throughout the period that the service is rendered.

B3.3.6	Impairment of financial instruments

Financial assets of the Bank that are measured at amortized cost (Note B3.3.1(a)), FVOCI (Note B3.3.1 (b) (i)) and certain unrecognized financial instruments such as loan commitments are subject to credit loss estimated through an expected credit loss (“ECL”) model, assessed on a forward-looking basis.

At each reporting date, the Bank assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When making this assessment, the Bank considers the change in the risk of a default occurring over the expected life of the financial instrument. To make this assessment, the Bank compares the risk of a default occurring as at the reporting date with the risk of a default occurring as at the date of initial recognition, based on reasonable and supportable information that is available without undue cost or effort and is indicative of significant increases in credit risk since initial recognition.

At each reporting date, the Bank measures the loss allowance for a financial instrument at either:

(i)	An amount equal to the lifetime ECL if the credit risk related to that financial instrument has increased significantly since initial recognition; or
(ii)	An amount equal to a 12-month ECL if the credit risk related to that financial instrument has not increased significantly since initial recognition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial Instruments (Continued)

B3.3.6	Impairment of financial instruments (Continued)

The Bank measures ECL related to a financial instrument in a way that reflects:

(i)	An unbiased and probability-weighted amount determined by evaluating a range of possible outcomes;
(ii)	The time value of money; and
(iii)

Reasonable and supportable information that is available without undue cost or effort at the reporting date regarding relevant past events, current circumstances, and forecasts of future economic conditions.

The Bank identifies financial assets as having credit impairment when one or more events that could have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Refer to Note D3 ECL measurement for the definition of credit-impaired assets.

The Bank recognizes the loss allowance of loan commitments and issued financial guarantees as a provision. If a financial instrument includes both financial asset (i.e. loan investment) and an undrawn commitment (i.e. loan or financial guarantee commitment) component and the Bank cannot separately identify the ECL on the commitment component from those on the financial asset component, the ECL on the commitment is recognized together with the loss allowance for the financial asset. To the extent that the combined ECL exceeds the gross carrying amount of the financial asset, the ECL is recognized as a provision.

B3.3.7	Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly observable or estimated using another valuation technique.

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, pricing service, or regulatory agency; and those prices represent actual and regularly occurring market transactions on an arm’s length basis. If the above criteria are not met, the market is regarded as being inactive.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.7	Determination of fair value (Continued)

For financial instruments not traded in active markets, fair value is determined using appropriate valuation techniques. Valuation techniques include the use of recent transaction prices, discounted cash flow analysis, option pricing models and others commonly used by market participants. These valuation techniques include the use of observable and/or unobservable inputs.

B3.3.8	Offsetting of financial instruments

A financial asset and a financial liability are offset, and the net amount presented in the statement of financial position when the Bank currently has a legally enforceable right to set off the recognized amounts, and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

B3.3.9	Day one profit or loss

The best evidence of fair value of a financial instrument at initial recognition is the transaction price, which is the fair value of the payment given or received, unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets.

Sovereign loans are measured at fair value at initial recognition, using the assumptions market participants with similar objectives as the Bank would use when pricing the sovereign-backed loan assets. The market where the Bank enters into such transactions is considered to be the principal market.

In situations where the fair value cannot be determined by observable market inputs, the difference between the transaction price and the fair value, commonly referred to as “day one profit or loss”, is either amortized over the life of the transaction, deferred until the instrument’s fair value can be measured using market observable data, or realized through settlement.

B3.3.10	Recognition and derecognition

The Bank recognizes a financial asset or a financial liability in its Statement of Financial Position when, and only when, the Bank becomes a party to the contractual provisions of the instrument.

A regular way purchase or sale of financial assets shall be recognized and derecognized as applicable using trade date accounting. Loans are recognized when cash is advanced to the borrowers.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.10	Recognition and derecognition (Continued)

At initial recognition, the Bank measures a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability.

Before evaluating whether, and to what extent, derecognition is appropriate, the Bank determines whether the derecognition analysis should be applied to a part of a financial asset or a financial asset in its entirety. The Bank derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Bank neither transfers nor retains substantially all the risks and rewards of ownership and has not retained control of the transferred asset, the Bank derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer.

Upon derecognition of a financial asset in its entirety, the difference between the carrying amount of the asset and the sum of the consideration received and receivable and, where applicable, the cumulative gain or loss that had been recognized in other comprehensive income is reclassified to profit or loss, except for those investments in equity instruments designated as FVOCI.

Financial liabilities are derecognized when the related obligation is discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the sum of the consideration paid and payable is recognized in the profit or loss.

B3.3.11	Modification of contractual cash flows

Loans and other financial assets may be renegotiated with the modification of the contractual cash flows. When the original financial asset has been significantly amended it will be recognized and replaced with a new asset. To the extent the original asset is retained, any changes in present value attributable to the modification will be recognized as an adjustment to the carrying value of the asset with the associated gains and losses on modification recognized in the income statement.

B3.4	Investment in associate

Associates are those entities in which the Bank has significant influence over, but does not control or jointly control, the financial and operating policy decisions.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.4	Investment in associate (Continued)

From June 2024 onwards, investment in associates with the objectives of looking for capital appreciation, rather than assuming responsibility for managing those entities, were made and held through a newly structured independent and centralized function of the Bank. The Bank applied the exemption from adopting the equity method under IAS 28 for the investments in the venture capital associates, and elected to measure these investments held by the independent and centralized function of the Bank at fair value through profit or loss in accordance with IFRS 9. This election is applied prospectively.

B3.5	Revenue

B3.5.1	Interest Income

Interest income is calculated using the effective interest method. In this regard, the effective interest rate is applied to the gross carrying amount of a financial asset except for:

(i)	Purchased or originated credit-impaired financial assets, for which the credit adjusted effective interest rate is applied to the amortized cost of the financial assets from initial recognition; and
(ii)

Credit-impaired financial assets that have been recognized subsequent to initial recognition, for which the original effective interest rate is applied to the net carrying value in subsequent reporting periods.

With respect to (ii) above, in subsequent reporting periods, interest income is calculated by applying the effective interest rate to the gross carrying amount if the credit risk of the financial asset improves so that it is no longer credit impaired.

B3.5.2	Front-end and commitment fees

Front-end fees received by the Bank relating to the origination or acquisition of a financial asset are an integral part of generating involvement with the resulting financial instrument and, accordingly, are an integral part of the effective interest rate of that financial instrument.

Commitment fees received by the Bank to originate a loan when the loan commitment is not measured at FVPL are treated as follows:

(i)

If it is probable that the Bank will enter into a specific lending arrangement, it is an integral part of the effective interest rate of a financial instrument. If the commitment expires without the Bank making the loan, the fee is recognized as income at expiration of the commitment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.5	Revenue (Continued)

B3.5.2	Front-end and commitment fees (Continued)

(ii)

If it is likely that a specific lending arrangement will not be entered into, or the loan commitment fee is directly related to the undrawn portion of the loan commitment and it changes based on the portion of the unused commitment at that time, it is not an integral part of the effective interest rate of the financial instrument and the fee is accounted for as income over the commitment period.

B4	Summary of other accounting policies

B4.1	Leases

Short-term leases no more than 12 months, or low-value leases of assets worth less than USD100 thousand are accounted for as a general administrative expense, recognized in the income statement on a straight-line basis over the period of the lease.

A lease contract conveys the right to control the use of an asset for a specified period of time. The lease liability is measured as the present value of the payments that are not paid at the date of recognition discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the incremental borrowing rate is used. The right-of-use asset is measured at cost, consisting of the lease liability plus any payments made before the commencement of the lease and less any lease incentives. The right-of-use asset is generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

The right-of-use asset is reported as part of the “property and equipment” in the financial statements, and the lease liability is classified and reported under “Other liabilities” in the financial statements.

B4.2	Employee benefits

Employee benefits represent considerations given, and are expenditures incurred by the Bank, in exchange for services rendered by employees or for termination of employment contracts. These benefits include short-term employee benefits and contributions to defined contribution plans.

Short-term employee benefits

During the reporting period in which an employee has rendered services, the Bank recognizes the short-term employee benefits payable for those services as a liability with a corresponding increase in the related expense. Short-term employee benefits include base salary and location premiums, pre-retirement medical insurance, life insurance, accidental death and disability provision, death grant, leave, travel accident coverage, long-term disability, multipurpose loans to staff as well as flexible allowance and resettlement allowance which are special allowances for staff recruited globally.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4.2	Employee benefits (Continued)

Defined contribution plans

A defined contribution plan is a retirement plan under which the Bank pays fixed contributions into a separate entity. When an employee has rendered service to the Bank during a period, the Bank recognizes a contribution payable to a defined contribution plan in exchange for that service, along with the related expense. Defined contribution plans include defined contribution retirement plans and post-retirement medical benefit plans.

B4.3	Dividends

Dividend distributions to the Bank’s members are recognized as a liability in the period in which the dividends are approved by the Board of Governors.

B4.4	Taxation

In accordance with Article 51 of the AOA, within the scope of its official activities, the Bank, its assets, property, income, and its operations and transactions, shall be exempt from all taxation and from all custom duties in its member countries. Article 51 also exempts the Bank from any obligation for the payment, withholding, or collection of any tax or duty.

B4.5	Current and noncurrent presentation

The Bank presents its assets and liabilities in the order of liquidity as this provides more relevant information.

B5	Critical accounting estimates and judgments in applying accounting policies

The Bank makes estimates and assumptions that affect the amounts recognized in the financial statements, and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

B5.1	Impairment losses on financial instruments

The measurement of the ECL allowance for financial assets measured at amortized cost requires extensive financial modelling and significant assumptions about future economic conditions and credit behavior (e.g. the likelihood of customers defaulting and the resulting losses).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B5.1	Impairment losses on financial instruments (Continued)

A number of significant judgments are also required in measuring ECL, which include:

•	Determining criteria for significant increase in credit risk and credit impairment;
•	Choosing appropriate models and assumptions for the measurement of ECL;
•	Establishing the number and probability of forward-looking scenarios for each type of product; and
•	Assigning exposures through an internal credit rating process.

Details of the inputs, assumptions, and estimation techniques used in measuring ECL are further disclosed in Note D3, which also presents sensitivities of the ECL.

B5.2	Measurement of fair value

Measurement of fair value requires the accounting estimates that affect the reported amounts of assets and liabilities at the date of the financial statements. The critical accounting estimates on the fair value of the financial instruments are highly dependent on a number of variables that reflect the economic environment and financial markets of the economies in which the Bank invests.

The Bank is required to use valuation techniques to determine the fair value. The Bank made judgments about the expected timing of future cash flows and the appropriate discount rate to apply. Detailed information is further disclosed in Note E.

B5.3	Structured entities consolidation

The Bank manages special funds, including the Project Preparation Special Fund (“PPSF” or “Project Preparation Special Fund”), the Special Fund Window for Less Developed Members (“Special Fund Window” or “SFW”), the Project-Specific Window (“PSW”), and the external special funds (together, the “Special Funds”). The external special funds are considered as special fund resources received by the Bank in its role as implementing entity of multilateral partnership facilities, which include Technical Partner of the Global Infrastructure Facility (the “GIF TP”), the Implementing Partner of the Finance Facility of the Multilateral Cooperation Center for Development Finance (the “MCDF IP”) and the Implementing Entity of the Pandemic Prevention, Preparedness and Response Trust Fund (the “PPR IE”) (the “External Special Funds”).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B5.3	Structured entities consolidation (Continued)

The Bank has made a judgment on whether or not, for accounting purposes, it is the principal or an agent, to assess whether the Bank controls the Special Funds and should consolidate them. The Bank identified the Special Funds assets as a “silo” when conducting its consolidation assessment. When performing this assessment, the Bank considered several factors including, among other things, the scope of its decision-making authority over the structured entities, the rights held by other parties, the remuneration to which it is entitled in accordance with the related agreements for the administration services and the Bank’s exposure to variability of returns from other interests that it holds in the structured entities. The Bank is not exposed to any significant variability in its returns and as such is deemed to not control the Special Funds. The Bank performs re-assessment periodically.

Detailed information about the unconsolidated structured entities is set out in Note C18.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expenses

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023
Interest income
Loan investments (1)	1,527,841	1,223,688
Cash, cash equivalents, and deposits	308,570	462,906
Debt securities	391,014	183,881
Reverse repurchase agreements	48	—
Total interest income	2,227,473	1,870,475

Interest expense
Borrowings (2)	(1,140,750)	(794,208)
Lease	(25)	(23)

Total interest expense	(1,140,775)	(794,231)

Net interest income	1,086,698	1,076,244

(1)

Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2)

Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. Please refer to Note C13 Derivatives for details.

C2	Net fee and commission income

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023
Loan and guarantee fees	44,609	35,805
Special Funds administration fee (Note C19)	811	167
MCDF administration fee (1)	2,145	2,421
Implementing entity administration fee (2)	301	69
Cofinancing service income	245	—
Total fee and commission income	48,111	38,462

Cofinancing service fee	(5,150)	(4,939)
Total fee and commission expense	(5,150)	(4,939)

Net fee and commission income	42,961	33,523

(1)

According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator of the MCDF Finance Facility, the Bank provides administrative and financial services to the MCDF Finance Facility, including hosting of the secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

(2)	Implementing entity refers to the Bank’s role as either implementing partner, technical partner, or another analogous role, in a multilateral partnership facility.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value and foreign exchange

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023
Money Market Funds (Note C6)	81,803	74,778
Investments at fair value through profit or loss (Note C7)	525,714	784,743
Borrowings (Note C12)	194,818	(703,057)
Derivatives (Note C13):
- Borrowings associated	(1,006,323)	(164,161)
- Loan investments associated	311,342	40,708
- Treasury investment portfolio and debt securities associated	411,029	133,421
Net gain on financial instruments measured at fair value through profit or loss	518,383	166,432
Net foreign exchange loss	(290,807)	(17,687)
Total	227,576	148,745

The Bank uses derivatives to hedge net foreign currency exposures. Therefore, the net foreign exchange gains or losses arising from non-USD monetary items can be partially offset by the net gains or losses derived from derivative instruments. For more detailed information, please refer to Note D4 Currency Risk.

C4	Impairment provision

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023
- Loan investments (Note C8)	(60,077)	(13,209)
- Debt Securities (Note C9)	3,997	2,054
- Guarantee	240	860
Total impairment provision	(55,840)	(10,295)

C5	General and administrative expenses

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023
Staff costs (1)	138,118	117,515
Professional service expenses	45,112	37,537
IT services	25,143	23,452
Facilities and administration expenses	16,419	17,915
Travel expenses	15,261	13,975
Issuance cost for borrowings	9,047	9,169
Annual audit fee	1,060	1,060
Others	14,720	13,046
Total general and administrative expenses	264,880	233,669

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C5	General and administrative expenses (Continued)

(1)	Staff costs

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023
Short-term employee benefits	117,426	100,225
Defined contribution plans	18,968	15,845
Others	1,724	1,445
Total	138,118	117,515

Refer to Note C19 for details of key management remuneration.

C6	Cash, cash equivalent, and deposits with banks

	Dec. 31, 2024	Dec. 31, 2023
Cash	—	—
Deposits with banks
- Demand deposits (1)	46,843	60,308
- Term deposits with initial maturity of three months or less	1,557,222	628,728
Money Market Funds (2)	318,474	1,150,086
Total cash and cash equivalents	1,922,539	1,839,122
Add: term deposits with initial maturity more than three months (3)	462,012	3,108,817
Total cash, cash equivalents, and deposits with banks	2,384,551	4,947,939

(1)	USD27.51 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2023: USD37.84 million).
(2)	Money Market Funds

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023
As at beginning of year	1,150,086	1,280,649
Additions	22,317,336	18,189,374
Disposals	(23,230,751)	(18,394,715)
Fair value gain, net	81,803	74,778
Total Money Market Funds	318,474	1,150,086

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalent, and deposits with banks (Continued)

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at Dec. 31, 2024, USD0.46 billion of term deposits have remaining maturity within 12 months (Dec. 31, 2023 USD3.11 billion).

C7	Investments at fair value through profit or loss

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023

As at beginning of year	16,635,658	12,751,123
Investment, net	(2,526,831)	3,133,649
Return of capital contributions	(95,600)	(33,857)
Net gain of investments	525,714	784,743
Total investments at fair value through profit or loss	14,538,941	16,635,658

Analysis of investments at fair value through profit or loss:

	Dec. 31, 2024	Dec. 31, 2023

External Managers Program (a)	4,456,279	4,267,303
Debt securities (b)	8,577,003	11,145,386
Investment operations fixed income portfolio (c)	250,199	242,553
Investment with equity participation (d)	1,255,460	980,416
Total investments at fair value through profit or loss	14,538,941	16,635,658

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale.

(b)

The Bank invests mainly in debt securities of high credit quality, such as bonds, certificates of deposit and commercial papers, which are mostly actively managed within treasury investment portfolio. The debt securities are measured at fair value through profit or loss. Separately, the Bank also invests in securities for infrastructure and development purposes in its investment operations portfolio.

(c)

The Bank has engaged an external asset manager to invest in a fixed-income portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(d)	The Bank held investments with equity participation which includes limited partnership funds (“LP Funds”), trust, venture capital associates and others.

LP Funds are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner.

As at Dec. 31, 2024, the Bank held USD124.54 million investments in venture capital associates. During the year ended Dec. 31, 2024, these investments recorded a fair value gain of USD12.37 million, which is included in Note C3. From June 2024 onwards, the Bank applied the exemption from adopting the equity method under IAS 28 for the investments in the venture capital associates, and elected to measure these investments held by the independent and centralized function of the Bank at fair value through profit or loss in accordance with IFRS 9. Therefore, “investment in associate” does not have a separately corresponding item in the Statement of Financial Position as of Dec 31, 2024. As at Dec. 31, 2023, the investment in associate that was separately presented in that year’s financial statement was USD58.80 million. For the year ended Dec. 31, 2023, USD3.62 million share of gain on investment in associate that was separately presented in that year’s financial statement has now been included in Note C3.

The total remaining capital commitment amount for investments with equity participation is USD1,059.08 million as at Dec. 31, 2024 (Dec. 31, 2023: USD1,133.75 million), based on drawdown notices issued. The investments with equity participation do not have a fixed exit date.

Please refer to Note C19 Related party transactions for the transactions with venture capital associates.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	Dec. 31, 2024	Dec. 31, 2023

Gross carrying amount	26,835,342	22,250,589
ECL allowance	(198,277)	(281,207)
Net carrying amount	26,637,065	21,969,382

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at Dec. 31, 2024, USD18,687.9 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2023: USD14,039.2 million).

As at Dec. 31, 2024, USD1,823.0 million of the total carrying amount matures within 12 months (Dec. 31, 2023: USD1,537.5 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Dec. 31, 2024. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Dec. 31, 2024	Dec. 31, 2023

Loan investments, gross carrying amount	26,835,342	22,250,589
Loan commitments	13,005,442	11,959,440
	39,840,784	34,210,029
Total ECL allowance (a)	(198,712)	(281,227)
	39,642,072	33,928,802

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

During the year ended Dec. 31, 2024, new loan investments and loan commitments with an amount of USD7,575.51 million, including sovereign-backed loans of USD6,450.06 million, with risk buckets from low risk to very high risk (Note D3), and nonsovereign-backed loans of USD1,125.45 million, with risk buckets from low risk to high risk, have become effective and are included in the assessment of ECL at Dec. 31, 2024 (Dec. 31, 2023: USD4,546.07 million, including sovereign-backed loans of USD3,795.74 million, risk buckets from low risk to high risk, and nonsovereign-backed loans of USD750.33 million, risk buckets from low risk to high risk).

(a)	As at Dec. 31, 2024, the total ECL allowance related to loan commitments is USD0.44 million (Dec. 31, 2023: USD0.02 million), and is presented as a provision in Note C14.

For the year ended Dec. 31, 2024, the impairment provision released on loan investments and loan commitments was USD60.08 million (impairment provision released for the year ended Dec. 31, 2023: USD13.21 million), as disclosed in Note C4.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Debt securities at amortized cost

	Dec. 31, 2024	Dec. 31, 2023

Externally managed fixed income portfolio (a)	413,661	450,047
Internally managed fixed income portfolio (b)	10,631,623	7,119,718
Investment operations bond portfolios (c)	722,185	711,583
Gross carrying amount	11,767,469	8,281,348
ECL allowance	(18,980)	(14,983)
Net carrying amount	11,748,489	8,266,365

(a)

The Bank engaged an external asset manager to invest in a treasury investment portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(b)

The Bank has an internally managed treasury investment portfolio of high credit quality debt securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has invested in a fixed income debt securities investment portfolio which comprises Asian infrastructure-related bonds and other investments of debt securities through private placements. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

As at Dec. 31, 2024, the gross carrying amount of investment grade debt securities with risk bucket for low risk is USD11,448.00 million (Dec. 31, 2023: USD7,973.80 million) and non-investment grade debt securities with risk bucket for medium risk, high risk, very high risk, and non-performing is USD319.47 million (Dec. 31, 2023: USD307.55 million).

For the year ended Dec. 31, 2024, USD0.18 million net investment loss was recognized as a result of disposal of certain debt securities in the portfolios (for the year ended Dec. 31, 2023: USD4.49 million).

Debt securities at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. As at Dec. 31, 2024, ECL allowances of USD16.17 million and USD2.81 million have been provided respectively to debt securities in investment operations and treasury investment portfolio (Dec. 31, 2023: USD14.47 million and USD0.51 million respectively).

As at Dec. 31, 2024, USD2,858.41 million of the gross carrying amount matures within 12 months (Dec. 31, 2023: USD3,045.95 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C15) are due in five installments, with the exception of members considered as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the year ended Dec. 31, 2024, a total discount of USD0.09 million (for the year ended Dec. 31, 2023: none) has been debited to the reserve. An amount of USD0.67 million (for the year ended Dec. 31, 2023:USD1.27 million) has been accreted through income in the current year.

As at Dec. 31, 2024, overdue contractual undiscounted paid-in capital receivables amounted to USD218.35 million (Dec. 31, 2023: USD215.51 million) (Note C15) are not considered impaired. Of this amount, USD13.21 million has been collected by the date of signing of the financial statements for the year ended Dec. 31, 2024.

As at Dec. 31, 2024, USD226.77 million (Dec. 31, 2023: USD248.03 million) of the paid-in capital balance is due within 12 months.

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023

As at beginning of year	262,637	304,862
Paid-in capital receivables originated	2,010	12,500
Contributions received	(30,777)	(55,999)
Transfer from prepaid paid-in capital to contribution	(200)	—
Accretion to profit or loss	666	1,274
Total paid-in capital receivable	234,336	262,637

C11	Other assets

	Dec. 31, 2024	Dec. 31, 2023

Cash collateral receivable (Note C13)	614,349	1,055,823
Receivable for unsettled trades	100,918	16,552
Prepayments	8,729	6,604
Receivable for Special Funds and MCDF administration fees	2,756	2,459
Guarantee fee receivables	—	254
Others	1,879	1,277
Total other assets	728,631	1,082,969

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings

	Dec. 31, 2024	Dec. 31, 2023

Borrowings carried at fair value	31,597,860	28,334,027
Borrowings carried at amortized cost	1,355,939	2,194,104
Total borrowings	32,953,799	30,528,131

The Bank raises funds through various markets to support its operations. The Bank’s debt issuance programs include the SEC-registered Shelf, Global Medium-Term Notes Programme, Australian Dollar and New Zealand Dollar Debt Issuance Programme, Renminbi Bond Issuance Program, and Euro Commercial Paper Programme (the “ECP”). Among these funding sources, the SEC-registered fixed-rate global notes have been the primary program of the Bank’s borrowing activities. These funding initiatives have enabled the Bank to access diverse sources of capital and strengthen its financial position.

The following table sets out the details of the outstanding amount by denominated currency.

Denominated currency	Dec. 31, 2024	Dec. 31, 2023

USD	19,669,284	20,473,978
GBP	4,081,553	3,138,279
EUR	2,875,429	1,892,423
CNY	2,696,075	1,670,561
INR	1,070,727	267,864
AUD	931,979	1,003,122
HKD	760,550	768,246
CHF	244,061	251,756
TRY	169,343	482,371
Others	454,798	579,531
Total	32,953,799	30,528,131

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss. The designation significantly reduces accounting mismatches that would otherwise arise if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings is calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes and ECP are carried at amortized cost with interest expenses recognized under the effective interest rate method.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings (Continued)

The fair value changes for financial liabilities that are designated as at fair value through profit or loss that are attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the year ended Dec. 31, 2024, the fair value loss attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD142.01 million (for the year ended Dec. 31, 2023: fair value loss of USD61.29 million).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes.

	For the year ended Dec. 31, 2024	For the year ended Dec. 31, 2023

As at beginning of year	30,528,131	24,475,728
Changes arising from cash flows
- Proceeds from borrowings, net	14,047,018	13,184,003
- Repayment of borrowings	(11,655,017)	(8,111,728)
- Interest payments	(1,071,831)	(583,347)
- Issuance cost for borrowings	9,047	9,169
Non-cash changes
- Accrued interest	1,149,257	789,961
- Changes in fair value included in the other comprehensive income	142,012	61,288
- Changes in fair values included in profit or loss (Note C3)	(194,818)	703,057
Total borrowings	32,953,799	30,528,131

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives

As at Dec. 31, 2024, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at Dec. 31, 2024 and Dec. 31, 2023. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at Dec. 31, 2024
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	29,233,488	186,848	365,326
Cross currency swaps	21,170,690	573,143	800,848
FX forwards	2,202,738	72,070	9,411
Total derivatives	52,606,916	832,061	1,175,585

	As at Dec. 31, 2023
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	29,459,077	179,681	717,607
Cross currency swaps	15,127,846	436,303	823,460
FX forwards	2,334,500	258	40,959
Total derivatives	46,921,423	616,242	1,582,026

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at Dec. 31, 2024 and Dec. 31, 2023.

			As at Dec. 31, 2024
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Total Derivatives
Interest rate swaps	(4,530)	21,557	(254,470)	56,429	(1,519)	(182,533)
Gross settling cross currency swaps - inflow	418,330	424,420	4,273,174	15,688,201	3,926,744	24,730,869
Gross settling cross currency swaps - outflow	(407,752)	(425,956)	(4,328,376)	(15,440,357)	(3,843,978)	(24,446,419)
Gross settling FX forwards - inflow	548,271	754,050	816,476	—	—	2,118,797
Gross settling FX forwards - outflow	(534,221)	(736,215)	(775,191)	—	—	(2,045,627)
Total derivatives	20,098	37,856	(268,387)	304,273	81,247	175,087

			As at Dec. 31, 2023
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Total Derivatives
Interest rate swaps	(43,831)	(95,858)	(367,008)	(42,899)	1,933	(547,663)
Gross settling cross currency swaps - inflow	64,112	950,949	2,179,876	12,287,630	1,848,326	17,330,893
Gross settling cross currency swaps - outflow	(92,825)	(1,018,177)	(2,233,970)	(12,431,559)	(1,579,160)	(17,355,691)
Gross settling FX forwards - inflow	646,370	686,993	610,938	390,113	—	2,334,414
Gross settling FX forwards - outflow	(663,649)	(696,344)	(606,812)	(376,581)	—	(2,343,386)
Total derivatives	(89,823)	(172,437)	(416,976)	(173,296)	271,099	(581,433)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at Dec. 31, 2024, the Bank has received cash collateral of USD264.36 million (Note C14) (Dec. 31, 2023: USD101.99 million) from the swap counterparties, and has paid cash collateral of USD614.35 million (Note C11) (Dec. 31, 2023: USD1,055.82 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at Dec. 31, 2024 and Dec. 31, 2023.

The contractual notional amounts of the derivatives and carrying amount of the hedged financial instruments are as follows. The Bank’s risk exposures have been well hedged. Therefore, the profit and loss are effectively managed on a net basis.

	As at Dec. 31, 2024		As at Dec. 31, 2023
	Contractual notional amount of derivative	Gross carrying amount of hedged financial instruments	Contractual notional amount of derivative	Gross carrying amount of hedged financial instruments
Borrowings related hedge	36,211,901	31,597,860	33,178,700	28,334,030
Loans related hedge	6,481,437	6,307,348	3,501,750	3,424,720
Debt securities related hedge in investment operations portfolio	617,847	585,619	575,600	598,590

Derivatives with notional amount of USD9,295.73 million are under the management of treasury investment portfolio (Dec. 31, 2023: USD9,665.37million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Other liabilities

	Dec. 31, 2024	Dec. 31, 2023

Cash collateral payable (Note C13)	264,357	101,994
Payable and advance receipt for unsettled trades	120,698	49,328
Bank overdrafts	48,306	—
Deferred interest (Note C19)	39,087	34,855
Accrued expenses	35,187	28,758
Financial guarantee liabilities	10,997	4,681
Staff cost payable	6,929	8,837
Lease liability	481	898
Loan provision—ECL allowance (Note C8)	435	20
Payable to Special Fund Window relating to project cancellation (C19)	—	4,140
Deferred administration fee (C19)	—	170
Others	2,377	78
Total other liabilities	528,854	233,759

C15	Share Capital

	Dec. 31, 2024	Dec. 31, 2023
Authorized capital	100,000,000	100,000,000
– Allocated
- Subscribed	97,037,800	97,027,300
- Unsubscribed	974,200	984,200
– Unallocated	1,988,000	1,988,500
Total authorized capital	100,000,000	100,000,000
Subscribed capital	97,037,800	97,027,300
Less: callable capital	(77,630,300)	(77,621,900)
Paid-in capital	19,407,500	19,405,400
Paid-in capital comprises:
– amounts received	19,172,747	19,141,769
– amount due but not yet received	218,353	215,512
– amount not yet due	16,400	48,119
Total paid-in capital	19,407,500	19,405,400

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share Capital (Continued)

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share Capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Côte d’Ivoire	50	5,000	4,000	1,000
Denmark	3,695	369,500	295,600	73,900
Djibouti	5	500	400	100
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900
Kenya	50	5,000	4,000	1,000
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Libya	526	52,600	42,100	10,500
Luxembourg	697	69,700	55,800	13,900

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share Capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital

Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Papua New Guinea	50	5,000	4,000	1,000
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
South Africa	50	5,000	4,000	1,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Togo	50	5,000	4,000	1,000
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	970,378	97,037,800	77,630,300	19,407,500

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C17	Distributions

Retained earnings as at Dec. 31, 2024 are USD3,244.21 million (Dec. 31, 2023: USD2,096.19 million). For the year ended Dec. 31, 2024, USD0.67 million (for the year ended Dec. 31, 2023: USD1.27 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C18	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

As at Dec. 31, 2024, the Project Preparation Special Fund has aggregate contributions received amounted to USD128 million (Dec. 31, 2023: USD128 million). For the year ended Dec. 31, 2024, fees recognized as income amounted to USD0.17 million (for the year ended Dec. 31, 2023: USD0.13 million) (Note C2). As at Dec. 31, 2024, there was no deferred administration fee recognized as other liabilities (Dec. 31, 2023: USD0.17 million) (Note C14).

The Special Fund Window for Less Developed Members (the “Special Fund Window”)

The Special Fund Window provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window is funded by the amounts transferred by the Bank from its Project Preparation Special Fund, and voluntary contributions from the Bank’s Members.

For the year ended Dec. 31, 2024, fees recognized as income amounted to USD0.64 million (for the year ended Dec. 31, 2023: USD0.04 million) (Note C2). As at Dec. 31, 2024, there was USD0.61 million of administration fee receivable by the Bank (Dec. 31, 2023: USD0.04 million), and the interest rate buy-down balance for eligible sovereign-backed loans from Special Fund Window amounted to USD39.09 million (Dec. 31, 2023: USD34.86 million) (Note C14).

As at Dec. 31, 2024, there was no payable amount to Special Fund Window due to partial cancellation of loan commitment (Dec. 31, 2023: USD4.14 million) (Note C14).

AIIB Project-Specific Window

On March 19, 2024, the Bank established the Project-Specific Window for the Bank to accept, manage, and disburse external grants for the co-financing of eligible projects in the Bank’s low- and middle-income members and small island members as defined in the Rules and Regulations of the AIIB Project-Specific Window.

The resource of the Project-Specific Window consists of contributions from eligible contributors to co-finance specific eligible projects approved by the contributors. Contributions received will be channeled and disbursed to the approved specific projects. The full cost of administration shall be charged to the Project-Specific Window.

As at Dec. 31, 2024, no contribution has been received in the Project-Specific Window.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

AIIB External Special Funds

Special Fund resources received by AIIB in its role as implementing entity of multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the Global Infrastructure Facility Technical Partner (“GIF TP”) on June 23, 2021 after executing the Financial Procedures Agreement; the MCDF Implementing Partner (“MCDF IP”) on Aug. 9, 2021 after executing the Implementing Partner Agreement; and the Pandemic Prevention, Preparedness and Response Trust Fund Implementing Entity (“PPR IE”) on Feb. 10, 2023 after executing the Financial Procedures Agreement. Resources from the multilateral partnership facilities are administrated in separate External Special Funds.

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	Dec. 31, 2024			Dec. 31, 2023
	PRC related entities	Key management personnel	Other related parties	PRC related entities	Key management personnel	Other related parties
Loan investments	1,525,013	—	—	1,508,033	—	—
LP Fund	71,798	—	—	67,830	—	—
Equity and debt security investments in/or related to venture capital associates	—	—	183,097	—	—	205,043
Other assets	—	—	611	—	—	37
Staff loan	—	13	—	—	—	—
Other liabilities	—	—	39,087	—	—	39,165

The income and expense items affected by transactions with related parties are as follows:

	For the year ended Dec. 31, 2024			For the year ended Dec. 31, 2023
	PRC related entities	Key management personnel	Other related parties	PRC related entities	Key management personnel	Other related parties
Income from loan investments	73,146	—	—	77,825	—	—
Net (loss)/gain on LP Fund	(439)	—	—	7,612	—	—
Net gain on equity and debt security investments in/or related to venture capital associates	—	—	19,912	—	—	14,553
Income from staff loan	—	2	—	—	—	—
Income from Special Funds (Administration Fee)	—	—	811	—	—	167

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers PRC as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As at Dec. 31, 2024 the Government of the PRC (the “Government”) owned approximately 30.69% of the paid-in capital of the Bank (Dec. 31, 2023 approximately 30.69%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, debt securities, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with PRC state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with the PRC related entities are as follow:

(1)	Loan investments

The Bank has loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total outstanding balance of USD221.1 million as at Dec. 31, 2024 (Dec. 31, 2023: USD229.94 million). The Bank entered into the agreements with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank has sovereign-backed facilities to PRC with a total outstanding balance of USD1,303.91 million equivalent as at Dec. 31, 2024 (Dec. 31, 2023: USD1,278.09 million). The Bank’s standard interest rate for sovereign-backed loans has been applied.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at Dec. 31, 2024, the fair value of the Bank’s interest in the Fund is USD71.80 million (Dec. 31, 2023: USD67.83 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and debt security investments in/or related to associates

The fair value of the Bank’s interest in the investment in venture capital associates is USD124.54 million. As at Dec. 31, 2024, the Bank holds USD58.55 million of infrastructure asset-backed securities issued by one associate.

(2)	Transactions with Special Funds

As at Dec. 31, 2024, other assets include a receivable from Special Fund Window for the administration fee of USD0.61 million (Dec. 31, 2023: USD0.04 million).

As at Dec. 31, 2024, there were no other liabilities relating to the Project Preparation Special Fund deferred administration fee (Dec. 31, 2023: USD0.17 million), and there was no payable amount (Dec. 31, 2023: USD4.14 million) to Special Fund Window due to a partial cancellation of loan commitment (Note C18). The interest rate buy-down balance from Special Fund Window was USD39.09 million (Dec. 31, 2023: USD34.86 million).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer, and the Chief Economist.

For the year ended Dec. 31, 2024 and the year ended Dec. 31, 2023, other than loan granted to key management personnel as disclosed above, the Bank has no material transactions with key management personnel.

The compensation of key management personnel for the year ended Dec. 31, 2024 comprises short-term employee benefits of USD4.43 million (for the year ended Dec. 31, 2023: USD4.18 million) and defined contribution plans of USD0.88 million (for the year ended Dec. 31, 2023: USD0.84 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The table below illustrates the geographic distribution of the Bank’s loan and guarantee revenue by destination for the year ended Dec. 31, 2024, and Dec. 31, 2023.

Loan and guarantee revenue comprises loan interest income, loan commitment fee, guarantee fees and other service fees.

	For the year ended Dec. 31, 2024			For the year ended Dec. 31, 2023

Region	Sovereign -backed loans and guarantees	Nonsovereign -backed loans	Total	Sovereign -backed loans and guarantees	Nonsovereign -backed loans	Total

Central Asia	124,991	19,208	144,199	72,144	11,852	83,996
Eastern Asia	77,759	13,900	91,659	66,487	24,583	91,070
Southeastern Asia	321,108	26,261	347,369	229,572	18,370	247,942
Southern Asia	561,501	25,129	586,630	453,012	25,640	478,652
Western Asia	228,557	77,548	306,105	202,029	71,539	273,568
Oceania	7,360	—	7,360	7,438	—	7,438
Other Regional	—	16,405	16,405	—	17,943	17,943
Total Regional	1,321,276	178,451	1,499,727	1,030,682	169,927	1,200,609
Total Non-Regional	54,918	17,805	72,723	43,220	15,664	58,884
Total	1,376,194	196,256	1,572,450	1,073,902	185,591	1,259,493

C21	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in its equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its risk appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board approves key risk policies, the risk appetite, including the top-down risk allocation, and the reporting of the Level 1 Key Risk Indicators (KRIs) and Key Performance Indicators (KPIs).

The Risk Committee is responsible for establishing the framework, which enables the Bank to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

All projects prepared by Investment Operations staff in compliance with the Bank’s policies and procedures are reviewed via an internal investment process. This process entails a review and assessment by the relevant departments specific to their area, including but not limited to risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Bank’s Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

•	Investments

The treasury investment portfolio includes cash and deposits with banks, MMFs, bond investments, certificates of deposit, commercial papers and investment portfolios through the Bank’s External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including (but not limited to) term deposits, money market funds, and bonds.

•	Borrowings

The Bank employs a strategy of issuing securities to establish its presence in key capital markets, which provide the Bank with cost-efficient funding levels. Swaps may be used for asset and liability management purposes to match the liabilities resulting from such issuances of notes with the profile of the Bank’s assets, such as loan investments and instruments that are part of the treasury portfolio.

D3	Credit and other investment risks

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge a payment obligation. Exposure to credit risk arises from the Bank’s lending and other transactions with counterparties resulting in financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, debt securities, issuing of guarantees and deposit placing activities. The counterparties could default on their contractual obligations, or the carrying value of the Bank’s investments could become impaired due to an increase in credit risk of the counterparty.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

AIIB internal rating scale

The Bank for investment operation positions1 adopts sixteen internal rating grades that range from 1a (AA- or better equivalent) to 12 (CC and below), which can be mapped from Standard & Poor’s (“S&P”), Moody’s and Fitch. The Bank further classifies its internal ratings into four broader risk buckets (“Low Risk”, “Medium Risk”, “High Risk” and “Very High Risk”) for portfolio risk management purposes. The following table sets out the mapping between the Bank’s internal rating with S&P credit ratings and the associated risk classifications:

AIIB’s Internal Rating	S&P Rating	Risk Buckets	Grade
1a	AA- or better	Low Risk	Investment Grade
1b	A+
1c	A
2	A-
3	BBB+
4	BBB & BBB-
5	BB+	Medium Risk	Non-Investment Grade
6	BB
7	BB-
8	B+	High Risk
9	B
10	B-
11a	CCC+	Very High Risk
11b	CCC
11c	CCC-
12	CC and below	Non-performing

The Bank’s internal ratings are then mapped to probabilities of default (PD). As at Dec. 31, 2024, the annualized probability of default (“PD”) applied to both sovereign-backed and nonsovereign-backed financings ranges between 0.02%-0.20% for “Low Risk” bucket, 0.34%-1.09% for “Medium Risk” bucket, 2.13%-6.84% for “High Risk” bucket and 16.76%-48.83% for “Very High Risk” bucket. Annualized PD for the internal rating of 12 is deemed as 100% (Dec. 31, 2023: 0.03%-0.20% for “Low Risk”, 0.35%-1.10% for “Medium Risk”, 2.20%-6.76% for “High Risk” and 13.25%-50.97% for “Very High Risk”, annualized PD for the internal rating of 12 deemed 100%).

1 For Treasury Investments, AIIB adopts the counterparty credit ratings aligned with Basel principles through mapping from external ratings by S&P, Moody’s and Fitch.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed financings

Sovereign-backed financing is (1) a loan to, or guaranteed by, a member, or (2) a guarantee issued by the Bank that (a) covers debt service defaults under a loan that are caused by a government’s failure to meet a specific obligation in relation to a project or by a borrower’s failure to make a payment under the loan and (b) is accompanied by a counter-guarantee and indemnity by the member concerned.

The Bank performs its own sovereign credit analysis and assigns its own internal credit rating. When making these assessments, the Bank gives particular consideration to the analysis of the three main international credit rating agencies (“ICRA”) and debt sustainability analyses by the International Monetary Fund/World Bank and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks and “think tanks”, inclusive of the preferred creditor status, which is customarily applicable to sovereign-backed lending of International Financial Institutions. The appraisal of sovereign-backed loans considers, as appropriate, a full assessment of the project’s benefits and risks.

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

For sovereign-backed loans, when a borrower fails to make payment on any principal, interest or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days. The Bank’s remedies in respect of a guarantee may, depending on the transaction, include the right to suspend, terminate or withhold payments under the guarantee.

•	Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loan or debt securities that do not have a full member guarantee. However, the Bank retains the right, when it deems advisable, to require a full or partial sovereign guarantee.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign loan or debt securities, risk ratings are normally capped by the sovereign credit rating. On a case-by-case basis, it may be possible for a borrower to be rated above that of the sovereign rating of the country in which its assets are domiciled, subject to there being extenuating circumstances to support this argument.

As at Dec. 31, 2024, the debt securities under investment operations portfolio includes debt securities measured at amortized costs described in C9 and those measured at fair value through profit or loss described in C7.

Other investment risks

Investment with equity participation

The Bank’s investments with equity participation which includes LP Funds, trust, venture capital associates and others are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C7 for details of those investments.

From the Bank’s risk management perspective, the Bank treats fund investments in its banking portfolio, such as limited partnership funds and trust investments, with equity nature of participation in the same way as equity investments when they have the following features:

(1)

An investment entitles the Bank to distributions according to the pre-determined arrangements during its life and upon liquidation; such distribution arrangements are set out in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement).

(2)	The investment does not promise a particular return to holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at Dec. 31, 2024, such investments with equity participation amounted to USD1,255.46 million and are managed as equity-like investments for capital risk management and risk monitoring purposes (Dec. 31, 2023: USD980.42 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit risk management (Continued)

(ii) Credit risk in the treasury investment portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single A minus credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

As at Dec. 31, 2024, counterparties of the treasury investment portfolio have credit ratings of single A minus or higher. The credit risk of the treasury portfolio is mainly from the deposits, MMFs, bond investments, commercial papers, certificates of deposit and External Managers Program. However, given the high credit quality, no significant loss provisions are made for the treasury investment portfolio for the year ended Dec. 31, 2024.

The Bank has counterparty credit risk through the transaction of derivatives to hedge the interest rate and currency risks from its funding, investment, and lending activities. The exposure present from these derivatives is managed through the Bank holding a Credit Support Annex with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis

Except for loan investments, debt securities and issued guarantee commitments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments, debt securities at amortized cost and debt securities at fair value through profit or loss segmented by buckets of the Bank’s internal credit rating system.

Loans and guarantees

	Dec. 31, 2024				Dec. 31, 2023
Risk buckets	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Sovereign-backed loans and guarantees
Low Risk	21,809,255	—	—	21,809,255	17,798,153	—	—	17,798,153
Medium Risk	10,739,863	—	—	10,739,863	6,818,759	—	—	6,818,759
High Risk	4,137,214	406,583	—	4,543,797	6,430,430	1,019,746	—	7,450,176
Very High Risk	82,745	470,277	—	553,022	—	511,240	—	511,240
Non-performing	—	—	—	—	—	—	—	—
Subtotal	36,769,077	876,860	—	37,645,937	31,047,342	1,530,986	—	32,578,328
Nonsovereign- backed loans
Low Risk	755,068	—	—	755,068	552,717	—	—	552,717
Medium Risk	1,288,134	—	—	1,288,134	798,996	—	—	798,996
High Risk	991,777	355,123	—	1,346,900	906,500	382,420	—	1,288,920
Very High Risk	—	148,474	—	148,474	—	114,096	—	114,096
Non-performing	—	—	—	—	—	—	67,255	67,255
Subtotal	3,034,979	503,597	—	3,538,576	2,258,213	496,516	67,255	2,821,984
Total	39,804,056	1,380,457	—	41,184,513	33,305,555	2,027,502	67,255	35,400,312

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities at amortized cost

		Dec. 31, 2024				Dec. 31, 2023
Risk buckets	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

Low Risk	11,447,997	—	—	11,447,997	7,973,798	—	—	7,973,798
Medium Risk	289,365	—	—	289,365	286,113	—	—	286,113
High Risk	15,119	—	—	15,119	6,947	—	—	6,947
Very High Risk	—	—	—	—	—	—	—	—
Non-performing	—	—	14,988	14,988	—	—	14,490	14,490
Subtotal	11,752,481	—	14,988	11,767,469	8,266,858	—	14,490	8,281,348

Debt securities at fair value through profit or loss

Risk buckets	Dec. 31, 2024	Dec. 31, 2023

Low Risk	13,006,072	15,355,647
Medium Risk	201,865	181,272
High Risk	75,544	37,167
Very High Risk	—	77,232
Non-performing	—	3,924
Subtotal	13,283,481	15,655,242

As at Dec. 31, 2024, none of debt securities measured at fair value in the investment operations portfolio were assessed as credit impaired or known as non-performing assets (Dec 31, 2023: USD3.92 million). Since the carrying value of the investments has been marked to market value, there is no impairment provision required for these debt securities.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

The following table sets out the debt securities at amortized cost, loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans exclusive of any received sovereign guarantees, with their respective ECL allowance balance as at Dec. 31, 2024.

		Dec. 31, 2024			Dec. 31, 2023
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	24,433,825	11,868,382	(63,078)	19,944,062	11,443,983	(185,867)
Nonsovereign-backed loans	2,401,517	1,137,060	(135,634)	2,306,527	515,457	(95,360)
Loan investments	26,835,342	13,005,442	(198,712)	22,250,589	11,959,440	(281,227)
Debt securities	11,767,469	—	(18,980)	8,281,348	—	(14,983)
Total	38,602,811	13,005,442	(217,692)	30,531,937	11,959,440	(296,210)

The maximum credit risk exposure of the issued financial guarantees as at Dec. 31, 2024 is USD1,343.73 million (Dec. 31, 2023: USD1,190.28 million), with an associated ECL allowance of USD1.1 million (Dec 31, 2023: USD0.86 million). The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio

The geographical distribution by the destination of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and associated ECL is as follows:

	Dec. 31, 2024			Dec. 31, 2023
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees(1)
Central Asia	3,670,967	50,099	3,721,066	2,806,901	50,041	2,856,942
Eastern Asia	2,929,068	—	2,929,068	2,574,924	—	2,574,924
Southeastern Asia	8,853,967	69,720	8,923,687	5,296,931	70,690	5,367,621
Southern Asia	14,159,500	757,041	14,916,541	14,060,498	806,141	14,866,639
Western Asia	4,796,682	—	4,796,682	4,222,254	604,114	4,826,368
Oceania	110,445	—	110,445	117,023	—	117,023
Total Regional	34,520,629	876,860	35,397,489	29,078,531	1,530,986	30,609,517
Total Non-Regional	2,248,448	—	2,248,448	1,968,811	—	1,968,811
Subtotal	36,769,077	876,860	37,645,937	31,047,342	1,530,986	32,578,328

	Dec. 31, 2024			Dec. 31, 2023

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	1,459	2,395	3,854	1,079	7,503	8,582
Eastern Asia	393	—	393	627	—	627
Southeastern Asia	1,495	7,195	8,690	608	20,553	21,161
Southern Asia	18,405	26,270	44,675	21,335	111,761	133,096
Western Asia	3,614	—	3,614	5,769	14,106	19,875
Oceania	540	—	540	596	—	596
Total Regional	25,906	35,860	61,766	30,014	153,923	183,937
Total Non-Regional	2,412	—	2,412	2,790	—	2,790
Subtotal	28,318	35,860	64,178	32,804	153,923	186,727

(1)	The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	Dec. 31, 2024				Dec. 31, 2023
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total

Nonsovereign-backed loans
Central Asia	433,911	93,812	—	527,723	245,424	—	—	245,424
Eastern Asia	475,002	—	—	475,002	346,258	—	—	346,258
Southeastern Asia	479,076	—	—	479,076	348,976	—	67,255	416,231
Southern Asia	393,713	40,746	—	434,459	427,462	—	—	427,462
Western Asia	1,009,900	43,969	—	1,053,869	709,028	112,351	—	821,379
Other Regional	—	220,564	—	220,564	—	270,070	—	270,070
Total Regional	2,791,602	399,091	—	3,190,693	2,077,148	382,421	67,255	2,526,824
Total Non-Regional	243,377	104,506	—	347,883	181,065	114,095	—	295,160
Subtotal	3,034,979	503,597	—	3,538,576	2,258,213	496,516	67,255	2,821,984
Total	39,804,056	1,380,457	—	41,184,513	33,305,555	2,027,502	67,255	35,400,312

	Dec. 31, 2024				Dec. 31, 2023
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total

ECL allowance
Central Asia	471	13,013	—	13,484	1,025	—	—	1,025
Eastern Asia	1,293	—	—	1,293	192	—	—	192
Southeastern Asia	2,548	—	—	2,548	802	—	62,751	63,553
Southern Asia	2,166	4,501	—	6,667	626	—	—	626
Western Asia	6,583	4,119	—	10,702	3,967	1,810	—	5,777
Other Regional	—	86,141	—	86,141	—	11,104	—	11,104
Total Regional	13,061	107,774	—	120,835	6,612	12,914	62,751	82,277
Total Non-Regional	3,302	11,497	—	14,799	817	12,266	—	13,083
Subtotal	16,363	119,271	—	135,634	7,429	25,180	62,751	95,360
Total	44,681	155,131	—	199,812	40,233	179,103	62,751	282,087

(1)	A credit impaired nonsovereign-backed loan was derecognized after the Bank exited in full in March 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

The sector distribution of the proceeds of the Bank’s projects for loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and associated ECL is as follows:

	Dec. 31, 2024			Dec. 31, 2023

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans and guarantees
CRF(1)-Economic Resilience/PBF(2)	11,488,734	—	11,488,734	9,124,604	—	9,124,604
CRF-Finance/Liquidity	634,914	170,213	805,127	1,207,390	210,323	1,417,713
CRF-Public Health	3,217,801	—	3,217,801	3,288,501	—	3,288,501
Education Infrastructure	249,841	—	249,841	249,860	—	249,860
Energy	4,593,591	293,322	4,886,913	3,970,868	900,944	4,871,812
Transport	7,552,870	213,023	7,765,893	6,310,317	219,475	6,529,792
Urban	1,602,243	200,302	1,802,545	1,549,584	200,244	1,749,828
Water	3,823,313	—	3,823,313	3,673,042	—	3,673,042
Health Infrastructure	1,007,497	—	1,007,497	—	—	—
Multi-sector	2,098,414	—	2,098,414	1,590,894	—	1,590,894
Others	499,859	—	499,859	82,282	—	82,282
Subtotal	36,769,077	876,860	37,645,937	31,047,342	1,530,986	32,578,328

	Dec. 31, 2024			Dec. 31, 2023

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
CRF-Economic Resilience/PBF	14,111	—	14,111	22,727	—	22,727
CRF-Finance/Liquidity	1,831	3,158	4,989	2,376	23,142	25,518
CRF-Public Health	1,206	—	1,206	1,486	—	1,486
Education Infrastructure	13	—	13	11	—	11
Energy	2,883	7,886	10,769	2,342	36,436	38,778
Transport	955	13,076	14,031	598	44,897	45,495
Urban	813	11,740	12,553	1,216	49,448	50,664
Water	1,674	—	1,674	828	—	828
Health Infrastructure	16	—	16	—	—	—
Multi-sector	2,358	—	2,358	1,205	—	1,205
Others	2,458	—	2,458	15	—	15
Subtotal	28,318	35,860	64,178	32,804	153,923	186,727

(1)	Crisis Recovery Facility (CRF) supports AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.
(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	Dec. 31, 2024				Dec. 31, 2023
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

Nonsovereign-backed loans
CRF-Finance/Liquidity	355,018	220,564	—	575,582	379,354	270,070	—	649,424
CRF-Public Health	99,502	—	—	99,502	99,927	—	—	99,927
Digital Infrastructure and Technology	140,755	—	—	140,755	137,837	—	67,255	205,092
Energy	1,041,654	283,033	—	1,324,687	642,654	226,446	—	869,100
Multi-sector	347,662	—	—	347,662	296,198	—	—	296,198
Transport	583,374	—	—	583,374	392,793	—	—	392,793
Urban	278,666	—	—	278,666	309,450	—	—	309,450
Education Infrastructure	78,769	—	—	78,769	—	—	—	—
Health Infrastructure	109,579	—	—	109,579	—	—	—	—
Subtotal	3,034,979	503,597	—	3,538,576	2,258,213	496,516	67,255	2,821,984
Total	39,804,056	1,380,457	—	41,184,513	33,305,555	2,027,502	67,255	35,400,312

	Dec. 31, 2024				Dec. 31, 2023
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

ECL allowance
CRF-Finance/Liquidity	1,842	86,141	—	87,983	2,494	11,103	—	13,597
CRF-Public Health	361	—	—	361	73	—	—	73
Digital Infrastructure and Technology	330	—	—	330	187	—	62,751	62,938
Energy	4,661	33,130	—	37,791	2,129	14,077	—	16,206
Multi-sector	1,989	—	—	1,989	850	—	—	850
Transport	5,760	—	—	5,760	836	—	—	836
Urban	1,381	—	—	1,381	860	—	—	860
Education Infrastructure	7	—	—	7	—	—	—	—
Health Infrastructure	32	—	—	32	—	—	—	—
Subtotal	16,363	119,271	—	135,634	7,429	25,180	62,751	95,360
Total	44,681	155,131	—	199,812	40,233	179,103	62,751	282,087

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(ii) Credit enhancement

As at Dec. 31, 2024, the Bank’s maximum exposure to credit risk from financial instruments other than loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented in the Statement of Financial Position. The maximum exposure to credit risk from the undrawn loan commitments as at Dec. 31, 2024 is USD13,005.44 million (Dec. 31, 2023: USD11,959.44 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Dec. 31, 2024	Dec. 31, 2023

Guaranteed by sovereign members	3,139,428	3,653,473
Guaranteed by nonsovereign entities	1,216,596	683,395
Unguaranteed (a)	35,484,760	29,873,161
Total	39,840,784	34,210,029

(a)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to members.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Dec. 31, 2024, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments, as well as risk transfer agreement signed with insurers. There was no other credit enhancement held as at Dec. 31, 2024 and Dec. 31, 2023.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, issued guarantee commitments, debt securities, and ECL.

An analysis of the changes in the gross carrying amount of loans, exposure of loan commitments and issued guarantee commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total

Gross carrying amount of loans and exposure of loan/ guarantee commitments as at Jan. 1, 2024	31,047,342	1,530,986	32,578,328
New loans, commitments and guarantees originated	6,721,414	—	6,721,414
Repayments	(1,190,845)	(49,913)	(1,240,758)
Movement in net transaction costs, fees, and related income through EIR method	(32,970)	135	(32,835)
Cancelled commitment	(41,002)	—	(41,002)
Foreign exchange movements	(339,210)	—	(339,210)
Transfer to stage 1	604,348	(604,348)	—
Transfer to stage 2	—	—	—
As at Dec. 31, 2024	36,769,077	876,860	37,645,937

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2024	32,804	153,923	186,727
Additions	3,718	—	3,718
Change in risk parameters (1)	(8,755)	(103,957)	(112,712)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	558	(14,106)	(13,548)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—
Reversal of ECL allowance	(7)	—	(7)
As at Dec. 31, 2024	28,318	35,860	64,178

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates, for details please refer to section D3 ECL measurement.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2024	2,258,213	496,516	67,255	2,821,984
New loans and commitments originated	1,156,213	—	—	1,156,213
Repayments	(123,757)	(30,554)	—	(154,311)
Movement in net transaction costs, fees, and related income through EIR method	316	436	(170)	582
Derecognition	—	—	(67,085)	(67,085)
Cancelled commitment	(65,681)	(45,364)	—	(111,045)
Foreign exchange movements	(55,766)	(51,996)	—	(107,762)
Transfer to stage 1	—	—	—	—
Transfer to stage 2	(134,559)	134,559	—	—
As at Dec. 31, 2024	3,034,979	503,597	—	3,538,576

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	7,429	25,180	62,751	95,360
Additions	1,683	—	—	1,683
Change in risk parameters (1)	8,179	77,055	—	85,234
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(758)	17,514	—	16,756
Reversal of ECL allowance	(170)	(478)	(62,751)	(63,399)
As at Dec. 31, 2024	16,363	119,271	—	135,634
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2024	39,804,056	1,380,457	—	41,184,513
Total ECL allowance as at Dec. 31, 2024	44,681	155,131	—	199,812

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan/ guarantee commitments as at Jan. 1, 2023	26,875,054	1,555,893	28,430,947
New loans, commitments and guarantees originated	4,977,828	—	4,977,828
Repayments	(348,992)	(27,782)	(376,774)
Movement in net transaction costs, fees, and related income through EIR method	103,011	2,875	105,886
Cancelled commitment	(691,755)	—	(691,755)
Foreign exchange movements	132,196	—	132,196
Transfer to stage 1	—	—	—
Transfer to stage 2	—	—	—
As at Dec. 31, 2023	31,047,342	1,530,986	32,578,328

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2023	42,109	134,320	176,429
Additions	5,582	—	5,582
Change in risk parameters (1)	(14,815)	19,603	4,788
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—
Reversal of ECL allowance	(72)	—	(72)
As at Dec. 31, 2023	32,804	153,923	186,727

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates and Post Model Adjustment, for details please refer to section D3 ECL measurement.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2023	1,839,122	629,988	74,068	2,543,178
New loans and commitments originated	751,030	—	—	751,030
Repayments	(377,611)	(27,335)	(6,000)	(410,946)
Movement in net transaction costs, fees, and related income through EIR method	5,985	1,680	(813)	6,852
Derecognition and cancelled commitment	(1,798)	—	—	(1,798)
Foreign exchange movements	(7,702)	(58,630)	—	(66,332)
Transfer to stage 1	105,165	(105,165)	—	—
Transfer to stage 2	(55,978)	55,978	—	—
As at Dec. 31, 2023	2,258,213	496,516	67,255	2,821,984

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	6,206	44,892	66,909	118,007
Additions	1,758	—	—	1,758
Change in risk parameters (1)	(976)	(15,497)	(4,158)	(20,631)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	740	(4,810)	—	(4,070)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(299)	595	—	296
As at Dec. 31, 2023	7,429	25,180	62,751	95,360
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2023	33,305,555	2,027,502	67,255	35,400,312
Total ECL allowance as at Dec. 31, 2023	40,233	179,103	62,751	282,087

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2024	8,266,858	—	14,490	8,281,348
New debt securities	6,721,328	—	—	6,721,328
Accrual and amortization	65,926	—	498	66,424
Foreign exchange movements	(2,307)	—	—	(2,307)
Transfer to stage 1	—	—	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	—	—	—	—
Derecognition	(3,299,324)	—	—	(3,299,324)
As at Dec. 31, 2024	11,752,481	—	14,988	11,767,469

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	1,224	—	13,759	14,983
Additions	1,819	—	—	1,819
Change in risk parameters	2,095	—	251	2,346
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 2) to lifetime (stage 3) ECL	—	—	—	—
Reversal of provisions for derecognized debt securities	(168)	—	—	(168)
As at Dec. 31, 2024	4,970	—	14,010	18,980

(1)

The Bank held debt securities from four issuers that were assessed as “credit impaired” and downgraded to Stage 3. As at Dec. 31, 2024, USD 14.01 million of ECL allowance has been provided for the debt securities.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities

	Stage 1	Stage 2	Stage 3	Total

Debt securities as at Jan. 1, 2023	4,564,046	—	14,061	4,578,107
New debt securities	3,695,031	—	—	3,695,031
Accrual and amortization	79,327	—	429	79,756
Foreign exchange movements	(1,345)	—	—	(1,345)
Transfer to stage 1	—	—	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	—	—	—	—
Derecognition	(70,201)	—	—	(70,201)
As at Dec. 31, 2023	8,266,858	—	14,490	8,281,348

	Stage 1	Stage 2	Stage 3	Total

ECL allowance as at Jan. 1, 2023	1,122	—	11,807	12,929
Additions	513	—	—	513
Change in risk parameters	161	—	1,952	2,113
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 3) ECL	—	—	—	—
Reversal of ECL allowance	(572)	—	—	(572)
As at Dec. 31, 2023	1,224	—	13,759	14,983

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement

The Bank adopts a “three-stage” model for ECL measurement for applicable financial instruments. A “three-stage” model for impairment is based on changes in credit quality since initial recognition:

•	If a financial instrument that has not experienced a significant increase in credit risk (“SICR”) in its credit quality since origination, it is classified as “Stage 1” with 12-month ECL recognized.
•	If a financial instrument has experienced a SICR since origination, it is moved to “Stage 2” with lifetime ECL recognized but is not yet deemed to be credit impaired.
•	If a financial instrument is deemed as credit impaired, the financial instrument is moved to “Stage 3” with the impairment recognized.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments, debt securities and guarantees.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and debt securities held at amortized cost and guarantees. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in debt securities are treated in the same manner since each individual acquired debt security has different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) SICR

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

-	Internal rating 8 (mapped to S&P rating B+) and above, rating downgrade by 3 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

-	Internal rating 9 (mapped to S&P rating B) and below, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

All financial assets included in the Bank’s investment portfolio receive a rating from 1a to 12 on the Bank’s internal rating scale. All transactions receive an initial rating and are updated at least once a year to determine if there has been a SICR since origination, which is reflected in a classification of Stage 1 or Stage 2 of the ECL at each reporting date. The internal rating model used depends on the segment of the portfolio and the type of asset:

(i)

For sovereign-backed loans and guarantees, the Bank evaluates the internal rating of the sovereign based on macroeconomic data services and the analysis of three of the main international credit rating agencies (“ICRAs”) and assesses the impact of the preferred creditor status customarily applicable to sovereign-backed lending of international financial institutions on the Bank’s internal ratings.

(ii)

For nonsovereign-backed loans, the internal rating is calculated using specific scorecards developed by S&P based on the type of transaction (project finance, corporate finance, financial institutions, etc.). Each scorecard contains specific credit risk factors and weights relevant to the type of transaction.

(iii)

In the case of nonsovereign debt security transactions, the Bank first utilizes the ratings from one of the three main ICRAs and maps them to the Bank’s internal rating scale; if no rating is available, the Bank prepares its own assessment based on external inputs and a risk rating methodology as approved by the Chief Risk Officer.

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative criteria contribute to a determination whether a financial asset should migrate to Stage 2:

-	Adverse changes in business, financial or economic conditions;
-	Expected breach of contract that may lead to covenant waivers or amendments;
-	Transfer to watch list/enhanced monitoring; and
-	Changes in payment behavior.

•	Backstop

-	Contractual payments with more than 30 days past due.

•	Post Model Adjustment

Post Model Adjustment (“PMA”), i.e., overlay, is applied where the ECL model is unable to adequately reflect all pertinent information relevant to measuring the ECL of a financial instrument through the model parameters and assumptions. Any PMA is assessed on a case-by-case basis and grounded in a robust rationale, which will be reviewed and approved by the Risk Committee. In the case of persistent PMA over a significant portion of the Bank’s portfolio, the ECL methodology and model shall be recalibrated to incorporate any additional factors.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(ii)	Measurement of the 12-month and lifetime ECL

ECL is calculated by the following general formula:

1)

Point-in-time Probability of Default (“PIT PD”) reflects the default rates arising from the economic and credit cycle. The Bank utilizes Moody’s Analytics Expected Default Frequency (“EDF”) model to produce unconditional PIT PD term structures for each financial instrument, which are country-and industry-specific. In addition, the Bank applies three forward-looking macroeconomic scenarios (baseline, upside, downside) to convert unconditional PIT PD to conditional PIT PD over the first three-year time horizon with mean reversion from the fourth year and onwards.

2)

The Bank’s Loss Given Default (“LGD”) framework ranges from 5% to 40% in the case of sovereign-backed loans and guarantees and from 25% to 85% (as assigned on a case-by-case basis) for nonsovereign-backed loans and debt securities, based on a methodology anchored on peer analysis and benchmark studies from commercial lenders and rating agencies.

3)

Exposure at Default (“EAD”) is defined as gross carrying amount at each point in time over the life of the financial instrument, taking into account actual and future expected contractual principal and interest cashflows.

4)	The three macroeconomic scenarios (baseline, upside, downside) are assigned with the weights ( ) of 40%, 30% and 30%, respectively.

5)	Discount factor (“DF”) is calculated by effective interest rate of each financial instrument.

6)	With the above general formula and parameters, 12-month ECL is calculated based on 1-year time horizon and lifetime ECL based on the contractual remaining life of the financial instrument.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(iii)	Credit-impaired assets

Credit-impaired assets are those that have experienced one or more events that have a detrimental impact on the estimated future cash flows of that financial asset. Evidence that a financial asset is credit-impaired includes observable data about the following events:

-	significant financial difficulty of the borrower or issuer;
-	a breach of contract such as a default or past due event;
-	the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, of a concession(s) that the lender(s) would not otherwise consider; or
-	probable entry by the borrower or issuer in bankruptcy or other financial reorganization proceedings.

In the case of paid-in capital receivables, consideration of whether default status is applicable is evaluated by reviewing the cause of non-payment as well as whether the member has any sovereign loans classified as Stage 2 and Stage 3.

In addition, the credit-impaired assets also include the financial assets purchased or originated at a deep discount that reflect the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see Note D3 (vi)) is also being applied for assessing credit impairment.

The estimated impairment loss for credit-impaired assets is the difference between the impaired asset’s gross carrying amount and, if available, market quotes or the present value of estimated future cash flows discounted at a rate linked to the asset’s original effective interest rate. In cases without market reference, cash flows are estimated for a set of likely scenarios with corresponding weights that consider information that is available to the Bank without undue cost or effort.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(iv)	Forward-looking information incorporated in ECL

The Bank incorporates forward-looking information to ECL calculation by developing three macroeconomic scenarios (baseline, upside, and downside) at country level over the next three years (deemed to be a reasonable and supportable forecast period). The baseline scenario represents the most likely economic pathway (40% weight) based on available forecasts of the selected macroeconomic variables. The upside/downside scenarios represent less likely economic pathways (30% weight) and are calibrated as “numbers of standard deviation” away from the baseline scenario. In addition, climate risk is quantified within the downside scenario for countries particularly vulnerable to climate change.

(v)	Sensitivity analysis

The output of the Bank’s ECL model is most sensitive to credit rating deterioration, in particular for obligors in the Medium and High Risk buckets and with a relatively large exposure. The Bank assesses obligors in the portfolio with negative rating outlook and performs stressed ECL calculations assuming should they be downgraded by additional one notch. The aggregate impact of the two most severe downgrades would result in an ECL increase of USD12.2 million (2023: USD4.5 million), resulting in total ECL of USD230.9 million (2023: USD301.6 million).

Another sensitivity test is to consider a skewed probability of the downside scenarios (40% probability for downside scenario, with baseline and upside scenarios each at 30% probability). In this case, ECL would increase by USD2.4 million (2023: USD3.0 million), resulting in total ECL of USD221.2 million (2023: USD300.1 million).

The first sensitivity captures the idiosyncratic risk of the two borrowers with the largest impact, while the second represents an increase in overall portfolio risk as a result of a more challenging macroeconomic environment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

Additional sensitivity tests on the key ECL assumptions for loan investments, debt securities and issued guarantee commitments (excluding Stage 3) have the following results:

	Recalculated ECL	Change in ECL
Portfolio ECL (Stage 1 and Stage 2)	204,780	—
Staging
All financial instruments at Stage 1	64,520	(140,260)
All financial instruments at Stage 2	361,097	156,317
Scenarios
Decrease upside and downside scenarios by 0.5 standard deviation	203,320	(1,460)
Increase upside and downside scenarios by 0.5 standard deviation	207,844	3,064
LGD
Increase LGD by 10%	269,344	64,564

(vi)	Definition of default

For ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

•	Failure to make a payment—180 days past due for sovereign-backed loans or debt securities and 90 days past due for nonsovereign-backed loans or debt securities.
•	Breach of specific covenants that result in an event of default.
•	Default under a guarantee or other support agreements.
•	Failure to pay a final judgment or court order.
•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

The above criteria are aligned with the Bank’s internal risk management policy and industry practice.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

ECL measurement (Continued)

(vii)	Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

(viii)	Other risks

There are other risks affecting the Bank’s operations and can have credit, market, liquidity and operational risk implication. These risks are climate and geopolitical risks.

Climate risk is evaluated with consideration of both physical and transition risks. Physical risk is the risk that asset values may decline or operations may be disrupted as a result of physical impact from changes in the climate, while transition risk is the risk that asset values may decline because of changes in climate policies or changes in the underlying economy due to decarbonization.

The Bank incorporates Environment, Social and Governance (ESG) factors into its internal assessment of the creditworthiness of the obligor; and further, the macroeconomic scenarios for ECL assessment explicitly capture additional downside shocks for countries that exhibit vulnerabilities to climate change.

Geopolitical risk is closely monitored and assessed through the Bank’s risk management processes such as rating reviews of the related credit exposures and Economic Capital allocation to market risk arising from volatilities induced by geopolitical events. In 2022, the war in Ukraine led to concerns that economic spillover from commodity price shocks, financial market volatility and other factors may adversely impact the Bank’s operations. As at Dec. 31, 2024, the Bank has no exposures to Ukraine or Belarus and has only one nonsovereign exposure in Russia, with total outstanding amount of RUB24 billion (approximately USD300 million as of the time of approval). The aggregate principal amount of this loan represents less than 0.82% of the Bank’s total loan portfolio.

The Bank considers the above risks in the annual stress test review to assess the Bank’s capital adequacy and formulate the Bank’s Risk Appetite Statement, consistent with its target to maintain its triple-A credit rating. The stress scenarios include global stagflation, geopolitical risk and climate change, which are analyzed to determine their impact on portfolio credit quality.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Change of accounting estimates in LGD and ECL methodology

As part of its credit risk monitoring and model governance processes, the Bank periodically evaluates the performance of the ECL model and reviews the appropriateness of critical modelling methodology and risk parameter inputs. During the nine months ended September 30, 2024, the Bank conducted a holistic review and adopted a series of enhancements, including Loss Given Defaults (LGD) for sovereign transactions, forward-looking macroeconomic scenarios and point-in-time Probability of Default (PIT PD) applied to ECL calculation.

Prior to the third quarter of 2024:

•

Sovereign LGD: The Bank’s sovereign LGD framework ranged from 15% to 40% for sovereign-backed loans and guarantees. The assessment was based on the level of development of the country, the ratio of its total Multilateral Development Bank (MDB) debt to its external debt, and the presence of Preferred Creditor Status (PCS) in its exposures to AIIB.

•

Forward-looking macroeconomic scenarios: The Bank applied three different scenarios (baseline, upside, downside) with weights of 46.6%, 26.7% and 26.7% respectively. In addition, climate risk was not explicitly factored into the ECL scenarios construction.

•

Point-in-time Probability of Default (PIT PD): The Bank mapped each borrower’s Through-the-cycle Probability of Default (TTC PD) to the unconditional PIT PD derived by Moody’s Analytics for each credit rating. The unconditional PIT PD for each borrower was then converted into conditional PIT PD based on the macroeconomic scenarios, as well as the correlation matrix associated with the country and industry where the borrower operates.

Enhancements adopted in the third quarter of 2024 and onward:

•

Sovereign LGD: Since the Bank’s adoption of the previous LGD framework in 2020, there have been initiatives led to improve transparency over MDB’s Sovereign loan loss experience, as recommended by the G20 Capital Adequacy Framework working group[1]. In accordance with our peer MDBs’ published loss data, the Bank revised its sovereign LGD framework, which now ranges from 5% to 40%. This new framework segments sovereign exposures into distinct categories, reflecting likely recovery times. If the methodology change had not been implemented, the ECL impact would have been about USD119 million higher as of the third quarter of 2024.

1 Boosting MDBs’ investing capacity, An Independent Review of Multilateral Development Banks’ Capital Adequacy Frameworks, G20 CAF working group, July 2022

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Change of accounting estimates in LGD and ECL methodology (Continued)

•

Forward-looking macroeconomic scenarios: The Bank updates the scenario weights and severities calibration to reflect the evolutions in global economic environment and heightened volatilities since 2020, as well as emerging risks. The weights assigned to baseline, upside and downside scenarios are revised to 40%, 30% and 30% respectively. Further, climate risk is quantified as an additional shock to the downside scenarios for countries vulnerable to climate change.

•

Point-in-time Probability of Default (PIT PD): To improve risk differentiation, the Bank applies more granular unconditional PIT PD derived by Moody’s Analytics which are country and industry-specific. The Bank maps each borrower’s TTC PD to the unconditional PIT PD as per the borrower’s credit rating, country of risk and industry of risk, which are then further converted to conditional PIT PD following the same procedure.

Change of accounting estimates for PMA

In the third quarter of 2024, the Bank included PMA, which is an overlay in addition to the modelled ECL for loan investments in Stage 1 and Stage 2, aiming to reflect the recently rising uncertainties related to potential disruptions of payments due to geopolitical risks. The PMA is assessed by introducing additional scenarios which the regular ECL model and inputs are unable to appropriately capture and hence are based on expert judgement given the best available forward-looking information. The PMA as of 2024 year-end amounts to an ECL of USD81 million.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, cash flows, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with a high level of confidence and continue its lending program, even in times of market stress.

Currency risk

AIIB’s functional currency is the US Dollar (USD). The Bank offers loans, invests and borrows in certain non-USD currencies (with the most significant individual currencies being EUR, GBP, CNY)

•

The Bank may offer loans and other development-related assets denominated in currencies other than USD whenever it has the means to adequately operate in those currencies and manage risks unique to the relevant products.

•

To minimize Currency Risk, the Bank shall match its assets in any one currency with borrowing obligations in the same currency (after use of derivatives). In cases where non-USD funding through bond issuances or swaps may not be feasible, the assets could also be funded by Equity and remain unhedged, within established limits to control such unhedged exposures.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk (Continued)

The Bank has largely hedged its net open asset/liability position in all currencies to which it has significant exposure. Specifically, in the significant currencies to which it has exposure (including EUR, GBP, and CNY), the Bank has entered into foreign currency derivatives with notionals corresponding to the net open asset/liability position. A currency table for the main financial assets and financial liabilities is set out below:

As at Dec. 31, 2024	EUR	GBP	CNY	Other non- USD currencies	Subtotal of non-USD currencies	USD	Total
	In thousands of USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents1)	1,723	36	4,129	765	6,653	1,915,886	1,922,539
Term deposits1)	—	—	—	—	—	462,012	462,012
Investments at fair value through profit or loss2) 3)	589,744	332,797	674,056	1,557,655	3,154,252	10,129,229	13,283,481
Loan investments, at amortized cost1)	4,413,888	—	646,404	1,098,489	6,158,781	20,478,284	26,637,065
Debt securities, at amortized cost1)	—	—	—	87,980	87,980	11,660,509	11,748,489
Paid-in capital receivables	—	—	—	—	—	234,336	234,336
Derivative assets2)	5,014	—	35,305	—	40,319	791,742	832,061
Other assets	—	—	2,828	124	2,952	725,679	728,631
Gross financial assets	5,010,369	332,833	1,362,722	2,745,013	9,450,937	46,397,677	55,848,614
Borrowings1) 2)	(2,875,429)	(4,081,553)	(2,696,075)	(3,631,458)	(13,284,515)	(19,669,284)	(32,953,799)
Derivative liabilities2)	—	—	(1,152)	—	(1,152)	(1,174,433)	(1,175,585)
Other liabilities	(1,629)	(213)	(1,331)	(544)	(3,717)	(525,137)	(528,854)
Gross financial liabilities	(2,877,058)	(4,081,766)	(2,698,558)	(3,632,002)	(13,289,384)	(21,368,854)	(34,658,238)
Net open asset /(liability) position excluding investment in equity participants3)	2,133,311	(3,748,933)	(1,335,836)	(886,989)	(3,838,447)	25,028,823	21,190,376
Currency derivative (notional amount)	(2,332,955)	3,814,100	1,415,472	899,561	3,796,178	(3,903,121)	(106,943)

1)

The net foreign exchange gain or loss reflects the change in value, due to movements in currency exchange rates over the reporting period, only of those financial instruments which are measured at amortized cost. As at Dec. 31, 2024, non-USD loans with carrying amount of USD equivalent USD5,429.45 million are hedged by swaps with notional amount of USD5,652.95 million.

2)

For those financial instruments measured at fair value through profit or loss, the change in value due to movements in currency exchange rates is reported as part of their overall change in fair value under the heading “net gain on financial instruments measured at fair value and foreign exchange” (Note C3).

3)

The net open asset (liability) position excludes investments with equity participation of USD438.91 million. The foreign currency risk disclosures related to these investments are presented separately below.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk (Continued)

As at Dec. 31, 2023	EUR	GBP	CNY	Other non- USD currencies	Subtotal of non-USD currencies	USD	Total
	In thousands of USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents1)	436	15	42,252	59	42,762	1,796,360	1,839,122
Term deposits1)	—	—	—	—	—	3,108,817	3,108,817
Investments at fair value through profit or loss2)	1,115,440	526,724	1,277,051	1,988,921	4,908,136	10,747,106	15,655,242
Loan investments, at amortized cost1)	2,355,057	—	530,523	437,941	3,323,521	18,645,861	21,969,382
Debt securities, at amortized cost1)	—	—	—	101,899	101,899	8,164,466	8,266,365
Paid-in capital receivables	—	—	—	—	—	262,637	262,637
Derivative assets2)	4,661	—	16,413	—	21,074	595,168	616,242
Other assets	—	—	2,426	113	2,539	1,080,430	1,082,969
Gross financial assets	3,475,594	526,739	1,868,665	2,528,933	8,399,931	44,400,845	52,800,776
Borrowings1) 2)	(1,892,423)	(3,138,279)	(1,670,561)	(3,352,890)	(10,054,153)	(20,473,978)	(30,528,131)
Derivative liabilities2)	—	—	—	—	—	(1,582,026)	(1,582,026)
Other liabilities	(392)	(49)	(2,067)	(951)	(3,459)	(230,300)	(233,759)
Gross financial liabilities	(1,892,815)	(3,138,328)	(1,672,628)	(3,353,841)	(10,057,612)	(22,286,304)	(32,343,916)
Net open asset (liability) position excluding equity	1,582,779	(2,611,589)	196,037	(824,908)	(1,657,681)	22,114,541	20,456,860
Currency derivative (notional amount)	(1,648,458)	2,729,105	(216,379)	774,098	1,638,366	(2,083,269)	(444,903)

The Bank is subject to foreign exchange risks as it invests in equity participations with foreign exchange exposures to currencies other than USD. Fluctuations in exchange rates between these non-USD currencies and USD can have a positive or negative impact on the fair value of these investments.

Despite the presence of foreign currency risks, which are considered alongside equity price risk, the Bank takes a strategic long-term investment perspective and therefore accepts short-term volatilities in the fair value of equity investments attributable to foreign currency risk. The Bank does not employ any currency risk mitigation strategies for these types of investments.

The Bank had exposure through its non-USD investments in single and multicounty investments with equity participation measured at fair value through profit and loss. Further information regarding the significant unobservable inputs to the determination of fair value of the equity investments is mainly provided in note E.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise.

Currently, the vast majority of all loans of the Bank are subject to a floating base rate (mainly SOFR for USD, 6-month EURIBOR for EUR and 3-month SHIBOR for CNY). The Bank uses interest rate swaps and cross currency swaps to effectively transform the interest rate or currency characteristics of the debt issuance to match those of the loans. The main exposure to interest rate risk arises from treasury investment portfolio and refinancing risk on fixed-spread loans. Various quantitative methods are employed to monitor and manage such risks.

The Bank uses duration and value-at-risk (“VaR”) to measure interest rate risk on the treasury investment portfolio. Duration measures the sensitivity of the portfolio’s value to a parallel change in interest rate. VaR provides an estimate of the portfolio value at a certain confidence level within a defined timeframe. The weighted duration of the Bank’s treasury investment portfolio and investment operations portfolio increased during 2024 but remains well within permissible limits.

Interest rates have remained high in 2024. As a result, the duration of the treasury investment portfolio was extended further to lock in the higher rate of return for the equity-funded portion of the portfolio. The extension of duration helps to stabilize income, as there is less sensitivity of income of the treasury investment portfolio to short-term rate movements. Conversely, the longer duration does lead to greater sensitivity of the economic value of investments to changes in the level of rates, with higher rates reducing the economic value, and lower rates increasing the value.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk (Continued)

The refinancing risk for fixed-spread loans relates to the potential impact of any future deterioration in the Bank’s funding cost. The Bank does not match the maturity of its funding with that of its fixed-spread loans as this would result in significantly higher financing costs for all loans. Instead, the Bank targets a shorter average funding maturity and manages the refinancing risk through the fixed-spread loan pricing, i.e. pricing to borrowers is made inclusive of the funding premium to cover refinancing risks as required by the Bank’s asset-liability management policy.

Interest rate risk also arises from other variables, including differences in reset frequency between the Bank’s assets and liabilities. The Bank also uses cross currency swaps to modify the currency characteristics of the debt issuances. While this strategy eliminates foreign exchange risk, it may cause the Bank to be exposed to unfavourable movements in the cross-currency basis.

The Bank’s IBOR reform was successfully concluded in 2024. As at Dec. 31, 2024, all loans and swaps previously linked to IBOR have been transitioned to a SOFR reference rate.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Sensitivity analysis

The Bank enters into various derivative instruments to manage interest rate risks. On a fair value basis, if interest rates increase by one basis point, treasury investment portfolio would experience an unrealized mark-to-market loss of USD1.1 million as at Dec. 31, 2024 (Dec. 31, 2023: USD0.65 million).

The impact of changes in interest income on the Bank’s profit or loss and equity is primarily caused by movements in interest rates. The effect on assets and liabilities that are held at fair value are expected to offset one another.

The following table illustrates the potential impact of a parallel upward or downward shock in relevant interest rate curves on the Bank’s interest income from the floating rate financial instruments (mainly loan investments) which are measured at amortized cost, based on the carrying value at the end of the reporting period. This analysis assumes that interest rates of all maturities move by the same amount.

The sensitivity analysis on interest income is based on reasonably possible changes in interest rates over the next 12 months from the reporting date with the assumption that the structure of financial assets held at the period end remains unchanged. It does not take into account actions that would be taken by the Bank to mitigate the impact of the interest rate risk.

Interest income sensitivity (in million)
For the year ended Dec. 31, 2024
+100 basis points	246
-100 basis points	(246)

Interest income sensitivity (in million)
For the year ended Dec. 31, 2023
+100 basis points	191
-100 basis points	(191)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D5	Liquidity risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flow and collateral needs without affecting either daily operations or the financial condition of the Bank.

The Bank always ensures maintenance of strong liquidity. There is a three-tiered approach to achieve this goal. Firstly, the Bank maintains a stock of high-quality liquid assets to meet 30-day stress scenario (i.e. Liquidity Coverage Ratio) to ensure short-term liquidity. Second, a 12-month stressed liquid asset ratio is maintained to ensure the Bank has sufficient liquidity to withstand medium term stressed conditions. Finally, the Bank’s liquidity policy requires the maintenance of liquidity at a level at least equal to 40% of the projected net cash flow requirements for the next three years. Outflows from committed but undisbursed loans and, under stress conditions, outflows from issued financial guarantees are included in the Bank’s liquidity requirement assessment following the methodologies governed by the Bank’s liquidity policy.

Below sets out the remaining contractual maturities for the undiscounted cash flow of main financial liabilities.

As at Dec. 31, 2024	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Financial liabilities
Borrowings	(344,383)	(333,800)	(6,945,209)	(26,050,576)	(3,401,068)	(37,075,036)
Other Liabilities 1)	(433,361)	—	—	—	—	(433,361)
As at Dec. 31, 2023	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Financial liabilities
Borrowings	(81,169)	(461,846)	(6,634,345)	(23,372,182)	(1,081,759)	(31,631,301)
Other Liabilities 1)	(151,322)	—	—	—	—	(151,322)

1)

Other liabilities include collateral held in relation to derivatives that becomes repayable dependent on daily movements in interest rates, payable and advance receipt for unsettled trades, and bank overdrafts.

Refer to Note C13 for maturity analysis of undiscounted cash flows deriving from derivatives.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D6	Compliance and operational risk

The Compliance and Operational Risk (“COR”) function aims to protect the integrity and reputation of the Bank, and to strengthen the Bank’s accountability and transparency. It is responsible for efficient management and oversight of the Bank’s exposure to compliance and operational risk and provides advice to the Chief Risk Officer and senior management on how the Bank can effectively manage such risks.

The COR function is part of the Bank’s second line of defense within the Risk Management Department. The COR function is responsible for the management of compliance risks, including compliance with Anti-Money Laundering, Countering the Financing of Terrorism, Sanctions and Export Control, and Tax Transparency requirements. The COR function also has oversight over operational risk activities across the Bank. The Bank’s operational risk framework provides a structured approach to managing operational risk and seeks to apply consistent standards and techniques for evaluating risks across the Bank.

D7	Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank maintains its triple-A credit rating on a stand-alone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital (as capital supply) must be greater than the required economic capital (as capital demand) given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

Prior to the third quarter of 2024, the Bank defined available capital as the sum of paid-in capital plus reserves and accumulated retained earnings. Since the fourth quarter of 2024, the Bank’s Board of Directors approved the revised definition of available capital to additionally include a prudent portion of callable capital, less prudent valuation adjustments and unrealized own-credit gains or losses. This revised definition reflects the G20 Capital Adequacy Framework1 recommendation to provide more credit to callable capital and incorporates additional updates based on recent Basel Committee guidance2.

As of Dec. 31, 2024, the ratio of the required economic capital to available capital under stressed scenario was 38.6% (Dec. 31, 2023: 47.6%).

1 Boosting MDBs’ investing capacity, An Independent Review of Multilateral Development Banks’ Capital Adequacy Frameworks, G20 CAF working group, July 2022

2 Basel Committee, Definition of Capital

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities does not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for year ended Dec. 31, 2024 (for the year ended Dec. 31, 2023: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

In June 2024, the Bank enhanced the methodology to assess the fair value hierarchy at security level. Please refer to below tables for the fair value hierarchy of the financial assets and liabilities as at Dec. 31, 2024 and Dec. 31, 2023 following the new method.

The Bank recognizes transfers in and transfers out of levels at the end of the reporting period during which the change has occurred.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Dec. 31, 2024		Dec. 31, 2023

	Carrying		Carrying
	amount	Fair value	amount	Fair value
Financial assets
- Loan investments, at amortized cost	26,637,065	27,310,079	21,969,382	22,362,852
- Debt securities, at amortized cost	11,748,489	11,647,162	8,266,365	8,017,915
- Paid-in capital receivables	234,336	233,504	262,637	260,503
Financial liabilities
- Borrowings	1,355,939	1,360,395	2,194,104	2,194,534

As at Dec. 31, 2024, other than those disclosed above, the Bank’s balances of financial instruments are not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of debt securities held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at Dec. 31, 2024

	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	4,284,987	171,292	—	4,456,279
- Investments with equity participation	—	—	1,255,460	1,255,460
- Debt securities	7,194,609	1,382,394	—	8,577,003
- Investment operations fixed-income portfolio	204,264	45,935	—	250,199
Money Market Funds	—	318,474	—	318,474
Derivative assets	—	832,061	—	832,061
Total financial assets	11,683,860	2,750,156	1,255,460	15,689,476
Borrowings	—	(31,597,860)	—	(31,597,860)
Derivative liabilities	—	(1,175,585)	—	(1,175,585)
Total financial liabilities	—	(32,773,445)	—	(32,773,445)

As at Dec. 31, 2023

	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,846,640	420,663	—	4,267,303
- Investments with equity participation	—	—	980,416	980,416
- Debt securities	8,059,862	3,085,524	—	11,145,386
- Investment operations fixed-income portfolio	202,728	39,825	—	242,553
Money Market Funds	—	1,150,086	—	1,150,086
Derivative assets	—	616,242	—	616,242
Total financial assets	12,109,230	5,312,340	980,416	18,401,986
Borrowings	—	(28,334,027)	—	(28,334,027)
Derivative liabilities	—	(1,582,026)	—	(1,582,026)
Total financial liabilities	—	(29,916,053)	—	(29,916,053)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value, therefore MMFs are classified as Level 2 instruments.

External Managers Program and debt securities have been valued either using the discounted cash flow method based on observable market input, or obtained from market price. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Quoted prices (unadjusted) in active markets are typical Level 1 inputs, while inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly, are typically Level 2 inputs.

In some situations, the inputs used to measure fair value might fall in different level of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. When unobservable inputs are significant to the fair value measurement, those financial instruments are to be categorized as level 3.

During the year ended Dec. 31, 2024, due to changes in market conditions for certain investment securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure the fair values of these securities based on observable market inputs. Therefore, there were USD9.99 million of debt securities transferred from Level 1 to Level 2 of the fair value hierarchy. In addition, there were transfers of USD6.14 million in investments of debt securities from Level 2 to Level 1, when quoted prices in active markets become available.

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the year ended Dec. 31, 2024 and the year ended Dec. 31, 2023.

Investments with equity participation:

	For the year ended	For the year ended
	Dec. 31, 2024	Dec. 31, 2023
As at beginning of year	980,416	658,088
Additions	326,578	324,318
Return of capital contributions	(95,600)	(33,857)
Fair value gain, net	44,066	31,867
Total	1,255,460	980,416

The fair value gains or losses are attributable to the change in unrealized gains or losses relating to those financial assets held at the end of the reporting period. For the year ended Dec. 31, 2024, the realized gain arising from the Bank’s Level 3 financial assets amounted to USD32.34 million (for the year ended Dec. 31, 2023: USD16.60 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The fair value of the investments with equity participation is mainly based on an adjusted net assets method. To assess the fair value of the underlying assets of the equity investments, discounted cash flow valuation technique is mainly adopted. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows.

There has been no transfer in and/or out of Level 3 during the year ended Dec. 31, 2024 (for the year ended Dec. 31, 2023: none).